EXHIBIT 10.1

EXECUTION VERSION
Published CUSIP Number: 40414MAS6
Revolving Facility CUSIP Number: 40414MAT4
Term Facility CUSIP Number: 40414MAU1

$2,750,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 23, 2019

among

HCP, INC.,
as Borrower

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,
as Administrative Agent, L/C Issuer and
Alternative Currency Fronting Lender,

JPMORGAN CHASE BANK, N.A., and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

THE BANK OF NOVA SCOTIA, BARCLAYS BANK PLC,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
GOLDMAN SACHS BANK USA, MIZUHO BANK, LTD.,
MORGAN STANLEY SENIOR FUNDING, INC., and
ROYAL BANK OF CANADA,
as Co‑Documentation Agents

and

BRANCH BANKING & TRUST COMPANY,
PNC BANK, NATIONAL ASSOCIATION,
REGIONS BANK, SUMITOMO MITSUI BANKING CORPORATION,
TD BANK, N.A., and
U.S. BANK NATIONAL ASSOCIATION,
as Senior Managing Agents

BOFA SECURITIES, INC., and
JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunners, and

BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603

i

5.05	Financial Statements; No Material Adverse Effect	86
5.06	Litigation	86
5.07	No Default	86
5.08	Ownership of Property and Valid Leasehold Interests; Liens	86
5.09	Environmental Compliance	87
5.10	Insurance	87
5.11	Taxes	87
5.12	ERISA Compliance	87
5.13	Margin Regulations; Investment Company Act; REIT Status	88
5.14	Disclosure	88
5.15	Compliance with Laws	88
5.16	Intellectual Property; Licenses, Etc	89
5.17	Use of Proceeds	89
5.18	Taxpayer Identification Number	89
5.19	Sanctions	89
5.20	EEA Financial Institution	89
5.21	Anti-Corruption Laws	89
5.22	Solvency	90
ARTICLE VI AFFIRMATIVE COVENANTS		90
6.01	Financial Statements	90
6.02	Certificates; Other Information	91
6.03	Notices	93
6.04	Payment of Taxes	93
6.05	Preservation of Existence, Etc	93
6.06	Maintenance of Properties	94
6.07	Maintenance of Insurance	94
6.08	Compliance with Laws	94
6.09	Books and Records	94
6.10	Inspection Rights	94
6.11	Use of Proceeds	95
6.12	REIT Status	95
6.13	Employee Benefits	95
6.14	Anti-Corruption Laws	95
ARTICLE VII NEGATIVE COVENANTS		95
7.01	Liens	96
7.02	Investments	97
7.03	Indebtedness	97
7.04	Fundamental Changes	97
7.05	Dispositions	98
7.06	Restricted Payments	98
7.07	Change in Nature of Business	98
7.08	Transactions with Affiliates	98
7.09	Burdensome Agreements	99
7.10	Financial Covenants	99
7.11	Sanctions	100
7.12	Anti-Corruption Laws	100
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		100
8.01	Events of Default	100
8.02	Remedies Upon Event of Default	103

8.03	Application of Funds	103
ARTICLE IX ADMINISTRATIVE AGENT		104
9.01	Appointment and Authority	104
9.02	Rights as a Lender	104
9.03	Exculpatory Provisions	105
9.04	Reliance by Administrative Agent	105
9.05	Delegation of Duties	106
9.06	Resignation of Administrative Agent	106
9.07	Non‑Reliance on Administrative Agent and Other Lenders.	107
9.08	No Other Duties, Etc.	107
9.09	Administrative Agent May File Proofs of Claim.	107
ARTICLE X MISCELLANEOUS		108
10.01	Amendments, Etc.	108
10.02	Notices; Effectiveness; Electronic Communication.	111
10.03	No Waiver; Cumulative Remedies.	113
10.04	Expenses; Indemnity; Damage Waiver.	114
10.05	Payments Set Aside.	116
10.06	Successors and Assigns.	116
10.07	Treatment of Certain Information; Confidentiality.	121
10.08	Right of Setoff.	122
10.09	Interest Rate Limitation.	122
10.10	Counterparts; Integration; Effectiveness.	123
10.11	Survival of Representations and Warranties.	123
10.12	Severability.	123
10.13	Replacement of Lenders.	123
10.14	Governing Law; Jurisdiction; Etc.	124
10.15	Waiver of Jury Trial.	125
10.16	No Advisory or Fiduciary Responsibility.	125
10.17	USA Patriot Act Notice.	126
10.18	Delivery of Signature Page.	126
10.19	Judgment Currency	126
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	127
10.21	Electronic Execution of Assignments and Certain Other Documents	127
10.22	No Novation	127
10.23	Lender Representations	128
10.24	Acknowledgement Regarding Any Supported QFCs	129

SCHEDULES

2.01	Commitments and Applicable Percentages
2.02	Alternative Currency Participating Lender
2.03	Existing Letters of Credit
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Negotiated Rate Loan Notice
D-1	Revolving Note
D-2	Term Note
E	Compliance Certificate
F	Assignment and Assumption
G	Sustainability Metric Annual Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among HCP, INC., a Maryland corporation (the “Borrower”), the lending institutions party hereto from time to time (each, a “Lender” and collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Alternative Currency Fronting Lender, JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, THE BANK OF NOVA SCOTIA, BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, GOLDMAN SACHS BANK USA, MIZUHO BANK, LTD., MORGAN STANLEY SENIOR FUNDING, INC., and ROYAL BANK OF CANADA, as Co-Documentation Agents, and BRANCH BANKING & TRUST COMPANY, PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK, SUMITOMO MITSUI BANKING CORPORATION, TD BANK, N.A., and U.S. BANK NATIONAL ASSOCIATION, as Senior Managing Agents.

WHEREAS, a revolving credit facility was established pursuant to the terms of the Existing Credit Agreement (hereafter defined);

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility and a delayed-draw term loan facility pursuant to the terms of this Agreement in amendment and restatement of the Existing Credit Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Eurocurrency Rate Loan” has the meaning specified in Section 3.02.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Senior Managing Agents, the L/C Issuer and the Alternative Currency Fronting Lender.

“Aggregate Commitments” means, at any date of determination, the sum of the Aggregate Revolving Commitments and the Aggregate Term Commitments on such date.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders, which as of the Closing Date are $2,500,000,000, which may be increased pursuant to Section 2.16 or decreased pursuant to Section 2.07.

“Aggregate Term Commitments” means the Term Commitments of all Term Lenders, which as of the Closing Date are $250,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each Non-LIBOR Quoted Currency and each LIBOR Quoted Currency (other than Dollars) and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Fronting Lender” means Bank of America, or any other Revolving Lender designated by the Borrower and the Administrative Agent (such designation shall be consented to by such Revolving Lender), in its capacity as an Alternative Currency Funding Lender for Revolving Loans denominated in an Alternative Currency in which any Alternative Currency Participating Lender purchases Alternative Currency Risk Participations and in which Bank of America (or such other appointed Revolving Lender) advances to the Borrower the amount of all such Alternative Currency Participating Lenders’ respective Applicable Percentages of such Revolving Loans in accordance with Sections 2.02(b) and 2.02(f).

“Alternative Currency Funding Applicable Percentage” means, with respect to any Revolving Loan denominated in an Alternative Currency, (a) for each Alternative Currency Funding Lender other than the Alternative Currency Fronting Lender, its Applicable Percentage, and (b) for the Alternative Currency Fronting Lender, the sum of (i) the Applicable Percentage of the Alternative Currency Fronting Lender and (ii) the sum of the respective Applicable Percentages of the Alternative Currency Participating Lenders.

“Alternative Currency Funding Lender” means, with respect to each Revolving Loan denominated in an Alternative Currency, each Revolving Lender other than an Alternative Currency Participating Lender with respect to such Alternative Currency.

“Alternative Currency Loan Credit Exposure” means, with respect to any Revolving Loan denominated in an Alternative Currency, (a) for each Alternative Currency Funding Lender other than the Alternative Currency Fronting Lender, the aggregate outstanding principal amount of its Alternative Currency Funding Applicable Percentage thereof advanced by such Alternative Currency Funding Lender, (b) for the Alternative Currency Fronting Lender, the aggregate outstanding principal amount of its Alternative Currency Funding Applicable Percentage thereof advanced thereby, net of all Alternative Currency Risk Participations purchased or funded, as applicable, therein, and (c) for each Alternative Currency Participating Lender, the aggregate outstanding principal amount of all Alternative Currency Risk Participations purchased or funded, as applicable, by such Alternative Currency Participating Lender in such Revolving Loan.

“Alternative Currency Participant’s Share” means, for any Alternative Currency Participating Lender in respect of a Revolving Loan denominated in an Alternative Currency, a fraction (expressed as a percentage), the numerator of which is such Alternative Currency Participating Lender’s Applicable Percentage in respect of such Revolving Loan and the denominator of which is the sum of (i) the Applicable Percentage of the Alternative Currency Fronting Lender in respect of such Revolving Loan and (ii) the sum of the respective Applicable Percentages of all of the Alternative Currency Participating Lenders in respect of such Revolving Loan.

“Alternative Currency Participating Lender” means, with respect to each Revolving Loan denominated in an Alternative Currency, any Revolving Lender that has given notice to the Administrative Agent and the Borrower that it is unable to fund in the applicable Alternative Currency, unless and until such Revolving Lender delivers to the Administrative Agent and the Borrower a written notice pursuant to Section 2.02(f)(ix) requesting that such Revolving Lender’s designation be changed to an Alternative Currency Funding Lender with respect to such Alternative Currency.

“Alternative Currency Participation Payment Date” has the meaning specified in Section 2.02(f)(iii).

“Alternative Currency Risk Participation” means, with respect to each Revolving Loan denominated in an Alternative Currency advanced by the Alternative Currency Fronting Lender, the risk participation purchased by each of the Alternative Currency Participating Lenders in such Revolving Loan in an amount determined in accordance with such Alternative Currency Participating Lender’s Applicable Percentage of such Revolving Loan, as provided in Section 2.02(f).

“Alternative Currency Sublimit” means, at any time, an amount equal to the lesser of (a) the Aggregate Revolving Commitments at such time and (b) $1,000,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Anti-Corruption Laws” has the meaning specified in Section 5.21.

“Applicable Percentage” means (a) with respect to Revolving Loans (other than Negotiated Rate Loans) and L/C Obligations, for each Revolving Lender at any time, subject to adjustment as provided in Section 2.18, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Revolving Lender’s Revolving Commitment and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided, that, if the Revolving Commitment of each Revolving Lender has been terminated in full or if the Aggregate

Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender in effect immediately prior to such termination or expiration, giving effect to any subsequent assignments; (b) with respect to Negotiated Rate Loans, for each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount of such Negotiated Rate Loan held by such Revolving Lender at such time and the denominator of which is the aggregate Outstanding Amount of such Negotiated Rate Loan at such time; and (c) with respect to the Term Facility, with respect to any Term Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place) of the Term Facility represented by (i) at any time during the Availability Period in respect of such Facility, the aggregate amount of such Term Lender’s unused Term Commitment at such time plus the principal amount of such Term Lender’s Term Loans at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time. The Applicable Percentages of each Lender under the applicable Facility or Facilities as of the Closing Date are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, for Revolving Loans and Term Loans, from time to time, the number of basis points per annum set forth in the relevant columns of the following table based upon the Debt Rating as set forth immediately below:

		Revolving Loans		Term Loans
Pricing Level	Debt Ratings (S&P/Moody’s/Fitch)	Applicable Rate for Eurocurrency Rate Loans, LIBOR Daily Loans and Letter of Credit Fees	Applicable Rate for Base Rate Loans	Applicable Rate for Eurocurrency Rate Loans	Applicable Rate for Base Rate Loans
1	≥A / ≥A2 / ≥A	75.0 bps	0 bps	80.0 bps	0 bps

2	A- / A3 / A-	77.5 bps	0 bps	85.0 bps	0 bps

3	BBB+ / Baa1 / BBB+	82.5 bps	0 bps	90.0 bps	0 bps

4	BBB / Baa2 / BBB	90.0 bps	0 bps	100.0 bps	0 bps

5	BBB- / Baa3 / BBB-	110.0 bps	10.0 bps	125.0 bps	25.0 bps

6	<BBB- / <Baa3 / <BBB- or non-rated	145.0 bps	45.0 bps	165.0 bps	65.0 bps

“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch of the Borrower’s non-credit enhanced, senior unsecured long-term debt; provided that if at any time when the Borrower has only two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used, and (B) if the difference between such Debt Ratings is two or more ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the median of the applicable Debt Ratings were used. If at any time when the Borrower has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used, and (B) if the difference between such Debt Ratings is two or more ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Rate shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate shall occur on the first Business Day following the effective change in the Debt Rating.

Notwithstanding the foregoing, commencing with the fiscal year ending December 31, 2019, if the Borrower delivers a Sustainability Metric Annual Certificate to the Administrative Agent, certifying that the Sustainability Metric as of December 31 of the most recently ended fiscal year (the “Specified Test Year”) was no less than the Sustainability Metric Election Threshold and electing that the Applicable Rate instead be based on the table set forth below (the “Sustainability Metric Pricing Grid”), then the Applicable Rate with respect to the Revolving Facility shall be based on the Sustainability Metric Pricing Grid for the period commencing five (5) Business Days following the date such Sustainability Metric Annual Certificate is delivered to the Administrative Agent until the earliest of (i) five (5) Business Days following the date on which a Sustainability Metric Annual Certificate is delivered for the fiscal year ending immediately after such Specified Test Year, indicating that the Borrower does not elect to apply the Sustainability Metric Pricing Grid or that the Sustainability Metric for the fiscal year ending immediately after such Specified Test Year was less than the Sustainability Metric Election Threshold, (ii) five (5) Business Days following the date the Borrower is required to have delivered a Compliance Certificate pursuant to Section 6.02(a) relating to the financial statements for the fiscal year ending immediately after such Specified Test Year with respect to the fiscal year ending immediately after such Specified Test Year if the Borrower has not delivered a Sustainability Metric Annual Certificate certifying that the Sustainability Metric as of December 31 of the fiscal year ending immediately after such Specified Test Year was no less than the Sustainability Metric Election Threshold and (iii) five (5) Business Days following the delivery of a Compliance Certificate pursuant to Section 6.02(a) relating to the financial statements for the fiscal year ending immediately after such Specified Test Year if the Borrower has not delivered a Sustainability Metric Annual Certificate certifying that the Sustainability Metric as of December 31 of the fiscal year ending immediately after such Specified Test Year was no less than the Sustainability Metric Election Threshold; provided that (x) if the Sustainability Metric for any fiscal year is less than the Sustainability Metric Election Threshold, the Borrower shall not be restricted from making any subsequent election to apply the Sustainability Metric Pricing Grid pursuant to this paragraph if the Sustainability Metric for the fiscal year most recently ended prior to such election is no less than the Sustainability Metric Election Threshold, and (y) a Sustainability Metric Annual Certificate electing to apply the Sustainability Metric Pricing Grid pursuant to this paragraph may be delivered at any time by the Borrower so long as the Sustainability Metric for the fiscal year most recently ended prior to such election is no less than the Sustainability Metric Election Threshold. If, as a result of (A) the agreement by the Borrower, the Administrative Agent and the Revolving Lenders that the Sustainability Metric for any fiscal year as reported on any Sustainability Metric Annual Certificate was inaccurate or (B) the Borrower, the Administrative Agent or the Revolving Lenders becoming aware of any material inaccuracy in the Sustainability Metric for any fiscal year as reported on any Sustainability Metric Annual Certificate (and, in the case of the Administrative Agent or the Revolving Lenders becoming aware thereof, written notice thereof has been delivered to the Borrower setting forth in reasonable detail the basis for such determination) and, in each case, the Borrower made an election to apply the Sustainability Metric Pricing Grid pursuant to such Sustainability Metric Annual Certificate and a proper calculation of the Sustainability Metric for such fiscal year would not have resulted in any adjustment to the Applicable Rate pursuant to the Sustainability Metric Pricing Grid for the relevant period covered by such election, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Revolving Lenders or L/C Issuers, as the case may be, promptly (and in any event, within five (5) Business Days) following written demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, immediately, automatically and without further action by the Administrative Agent, any Revolving Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period (or relevant portion thereof then elapsed in respect of which payments of interest and/or fees were previously made) over the amount of interest and fees actually paid for such period (or relevant portion thereof). Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (i) any additional amounts required to be paid pursuant to the immediately preceding sentence shall not be due and payable until a written demand is made for such payment by the Administrative Agent, (ii) any nonpayment of such additional amounts prior to or upon such demand for payment by Administrative Agent shall not constitute a Default (whether retroactively or otherwise), and (iii) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the Default Rate prior to such a demand.

Sustainability Metric Pricing Grid

Revolving Loans
Pricing Level	Debt Ratings (S&P/Moody’s/ Fitch)	Applicable Rate for Eurocurrency Rate Loans, LIBOR Daily Loans and Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	≥A / ≥A2 / ≥A	74.0 bps	0 bps

2	A- / A3 / A-	76.5 bps	0 bps

3	BBB+ / Baa1 / BBB+	81.5 bps	0 bps

4	BBB / Baa2 / BBB	89.0 bps	0 bps

5	BBB- / Baa3 / BBB-	109.0 bps	9.0 bps

6	<BBB- / <Baa3 / <BBB- or non-rated	144.0 bps	44.0 bps

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., JPMorgan and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Australian Dollar” means the lawful currency of the Commonwealth of Australia.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means (a) in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Business Day preceding the Revolving Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.07, and (iii) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of the Term Facility, the period from and including the Closing Date to and excluding the earliest of (i) the ninetieth (90th) day after the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day), (ii) the Term Loan Maturity Date and (iii) the date of termination of the Aggregate Term Commitments pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate (as defined in clause (b) of the definition thereof) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If at any time of determination the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate at such time shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Negotiated Rate Borrowing, as the context may require.

“Boundary Property” means any building that is part of the Borrower’s portfolio of assets under management and that the Borrower identifies internally as under the Borrower’s operational control. For purposes of this definition, such operational control shall mean that the Borrower or any of its Controlled Subsidiaries maintains, provides service to, and/or has the authority to implement operating policies with respect to energy usage, water usage and/or waste disposal, in any such case, for all or any portion of such building. Any reference herein to the square footage of a Boundary Property shall be a reference to the total square footage of such Boundary Property, regardless of whether the Borrower’s operational control is with respect to all or a portion of such Boundary Property.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of California or the

State of New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or a LIBOR Daily Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan or LIBOR Daily Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or LIBOR Daily Loan, means any such day that is also a London Banking Day;

(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAD” mean the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP (subject to Section 1.03(b)), is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize”.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Alternative Currency Fronting Lender (as applicable) and the Revolving Lenders, as collateral for L/C Obligations, Obligations in respect of Revolving Loans denominated in Alternative Currencies, or obligations of Revolving Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or the Alternative Currency Fronting Lender (as applicable) benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Alternative Currency Fronting Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR Rate” means, for any Interest Period, the rate per annum, equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) two (2) Business Days prior to the commencement of such Interest Period on the “CDOR Page” (or any display substituted therefor) published by Bloomberg (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).

“Change in Law” means the occurrence, after the Closing Date, and with respect to any Person in particular, after the date such Person becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower having ordinary voting powers to elect a majority of the members of the board of directors or equivalent governing body of the Borrower (irrespective of whether at such time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) on a fully‑diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and the Borrower shall not have repaid all of the outstanding Obligations in full in cash, Cash Collateralized all outstanding Letters of Credit in an amount equal to one hundred percent (100%) of the then current L/C Obligations and terminated the Aggregate Commitments within forty-five (45) days after such “person” or “group” shall have become the “beneficial owner” of such percentage of such stock; or

(b)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved or recommended by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved or recommended by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class” when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Committed Revolving Loans, Committed Term Loans, Negotiated Rate Loans or a specific tranche of Incremental Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Co-Documentation Agent” means each of The Bank of Nova Scotia, Barclays Bank plc, Credit Agricole Corporate and Investment Bank, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., and Royal Bank of Canada, in their capacity as Co‑Documentation Agents.

“Co-Syndication Agent” means each of JPMorgan and Wells Fargo, in their capacities as Co-Syndication Agents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Commitment or a Term Commitment, as the context may require.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, of the same Class, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders of such Class pursuant to Section 2.01.

“Committed Loan” means a Committed Revolving Loan or a Committed Term Loan, as the context may require.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans of the same Class from one Type to another Type, or (c) a continuation of Eurocurrency Rate Loans or LIBOR Daily Loans, in each case provided to the Administrative Agent pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Committed Revolving Loan” has the meaning specified in Section 2.01(a) and includes Committed Revolving Loans pursuant to Section 2.03.

“Committed Term Loan” has the meaning specified in Section 2.01(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Intangible Assets” means an amount equal to the Intangible Assets of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Shareholders’ Equity on such date plus (b) accumulated depreciation and amortization, determined on a consolidated basis in accordance with GAAP, minus (c) Consolidated Intangible Assets on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning specified in Section 10.24.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“deemed year” has the meaning specified in Section 2.09(d).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or a LIBOR Daily Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of (i) its Loans or (ii) participations in respect of L/C Obligations or Alternative Currency Risk Participations, in each case within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice or public statement states that such position is based on such Lender’s good faith determination that a condition precedent (each of which conditions precedent, together with any applicable default, shall be specifically identified in such notice or public statement) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, to confirm in writing in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, the Administrative Agent, the L/C Issuer and the Alternative Currency Fronting Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Departing Lender” means each lender under the Existing Credit Agreement that is not a Lender hereunder on the Closing Date.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of comprehensive Sanctions.

“Development Property” means any real property in which the development and construction with respect thereto are not complete.

“Disclosed Matters” means any event, circumstance, condition or other matter expressly disclosed in the reports and other documents furnished to or filed with the SEC by the Borrower and that are publicly available prior to the Closing Date.

“Disposition” or “Dispose” means the sale, transfer or assignment (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division, in any case other than sales or other dispositions of assets in the ordinary course of business.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“EBITDA” means, for any period, for a Person and its Subsidiaries on a consolidated basis, an amount equal to, without duplication, the Net Income of such Person and its Subsidiaries for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense of such Person and its Subsidiaries for such period, (ii) the provision for Federal, state, local and foreign taxes on or measured by income of such Person and its Subsidiaries for such period (whether or not payable during that period), (iii) depreciation and amortization expense for such period and (iv) expenses of such Person and its Subsidiaries reducing such Net Income during such period which do not represent a cash expenditure in such period or any prior or future period and minus (b) (i) all items of such Person and its Subsidiaries increasing Net Income for such period which do not represent a cash receipt in such period or any prior or future period and (ii) any addition to EBITDA pursuant to clause (a)(ii) above taken or payable during such period to the extent added to EBITDA in any prior or future period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Enterprise EBITDA” means the sum of (a) EBITDA of the Borrower and its Subsidiaries on a consolidated basis plus (b) without duplication, the Borrower’s Pro Rata Share of EBITDA of each Material Joint Venture.

“Enterprise Fixed Charges” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of, without duplication, (a) Enterprise Interest Expense paid in cash during such period plus (b) Scheduled Principal Payments plus (c) cash dividends and distributions in respect of preferred stock of the Borrower and its Subsidiaries (but excluding (i) redemption payments or charges in connection with the redemption of preferred stock and (ii) amounts paid to the Borrower or any of its Subsidiaries); provided, that Enterprise Fixed Charges shall not include (i) any amounts with respect to any Intercompany Indebtedness, (ii) gains and losses from unwinding or break-funding of Swap Contracts, (iii) write-offs of unamortized deferred financing fees, (iv) prepayment fees, premiums and penalties, and (v) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Required Lenders.

“Enterprise Gross Asset Value” means the sum of (a) Gross Asset Value of the Borrower and its Subsidiaries on a consolidated basis plus (b) without duplication, the Borrower’s Pro Rata Share of Gross Asset Value of each Material Joint Venture; provided that, without duplication, for purposes of calculating the Leverage Ratio, Enterprise Gross Asset Value shall not include the aggregate amount of unrestricted cash and cash equivalents deducted in the calculation of Enterprise Total Indebtedness pursuant to the first proviso of the definition thereof.

“Enterprise Interest Expense” means the sum of (a) Interest Expense of the Borrower and its Subsidiaries on a consolidated basis plus (b) without duplication, the Borrower’s Pro Rata Share of Interest Expense of each Material Joint Venture.

“Enterprise Secured Debt” means that portion of Enterprise Total Indebtedness that is subject to a Lien (other than Permitted Specified Liens); provided that in no event shall the Obligations hereunder and under the other Loan Documents constitute “Enterprise Secured Debt” solely as a result of any security interest granted to the Administrative Agent or any L/C Issuer, solely in any Cash Collateral or any account or other property, including proceeds thereof, established for the purpose of securing obligations in respect of Letters of Credit, exchange rate fluctuations or otherwise to the extent required pursuant to any of the cash collateralization provisions of the Loan Documents.

“Enterprise Total Indebtedness” means, as of any date of determination, an amount equal to, without duplication, (a) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis outstanding on such date, plus (b) without duplication, the Borrower’s Pro Rata Share of Indebtedness of each Material Joint Venture outstanding on such date; provided that for purposes of calculating the Leverage Ratio, (x) clause (a) shall be reduced by the aggregate amount of (i) all unrestricted cash and cash equivalents of the Borrower and its Subsidiaries and (ii) escrow and other deposits to the extent available on such date for the repayment of any of the Indebtedness included in the calculation of clause (a) above up to an amount in the aggregate for this clause (x) not to exceed the aggregate amount of Indebtedness reflected in clause (a) above maturing in the immediately succeeding 24 months and (y) clause (b) shall be reduced by the aggregate amount of (i) all unrestricted cash and cash equivalents of each such applicable Material Joint Venture and (ii) escrow and other deposits to the extent available on such date for the repayment of any of the Indebtedness included in the calculation of clause (b) above up to an amount in the aggregate for this clause (y) not to exceed the aggregate amount of Indebtedness reflected in clause (b) above maturing in the immediately succeeding 24 months; provided, further, that Enterprise Total Indebtedness shall not include accounts payable, intracompany debt, dividends and distributions declared but not payable, security deposits, accrued liabilities or prepaid rent, each as defined in accordance with GAAP.

“Enterprise Unencumbered Asset Value” means the sum of (a) Unencumbered Asset Value of the Borrower and its Subsidiaries on a consolidated basis plus (b) without duplication, the Borrower’s Pro Rata Share of Unencumbered Asset Value of each Material Joint Venture.

“Enterprise Unsecured Debt” means that portion of Enterprise Total Indebtedness that is not Enterprise Secured Debt or a Guarantee of Enterprise Secured Debt.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person (but excluding any debt security that is convertible into or exchangeable for capital stock).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate in excess of the Threshold Amount.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:
(a) for any Interest Period with respect to a Eurocurrency Rate Loan:
(i) in the case of a Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate), as published by the applicable Bloomberg screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) (the “LIBOR Screen Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest

Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be determined by such alternate method as reasonably selected by the Administrative Agent; and
(ii) in the case of Non-LIBOR Quoted Currencies:
(A) denominated in Canadian Dollars, the rate per annum equal to the CDOR Rate per annum; provided that if such rate is not available at such time for such term for any reason, the Administrative Agent may substitute such rate with a reasonably acceptable alternative published interest rate for funding such Eurocurrency Rate Loans; and
(B) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Rate or the successor thereto as approved by the Administrative Agent (“BBSY”) as published by Bloomberg (or such other page or commercially available source providing BBSY quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market), as determined by the Administrative Agent with a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period); provided that if such rate is not available at such time for any reason, the Administrative Agent may substitute such rate with a reasonably acceptable alternative published interest rate for funding such Eurocurrency Rate Loans; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by such alternate method as reasonably selected by the Administrative Agent;
provided that, if the Eurocurrency Rate determined in accordance with clause (a) or (b) above is below zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of the Eurocurrency Rate. Committed Revolving Loans that are Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. Committed Term Loans that are Eurocurrency Rate Loans shall be denominated in Dollars. All Committed Revolving Loans that are denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes in each case (i) imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a); provided that if the Alternative Currency Fronting Lender is a Foreign Lender, the Alternative Currency Fronting Lender shall be entitled to receive additional amounts from the Borrower with respect to any withholding tax imposed on amounts payable to it pursuant to Section 3.01(a) and (e) United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 19, 2017, among the Borrower, Bank of America, N.A., as administrative agent, swing line lender, issuing bank and alternative currency fronting lender, and the lenders and other agents party thereto.

“Existing Letters of Credit” means the Letters of Credit issued under the Existing Credit Agreement and outstanding on the Closing Date and set forth on Schedule 2.03.

“Existing Revolving Note” means the “Notes” as defined in the Existing Credit Agreement.

“Extended Letter of Credit” means any Letter of Credit with an expiration date occurring up to one year beyond the Letter of Credit Expiration Date pursuant to the terms of Section 2.03(a)(ii)(B).

“Facility” means the Revolving Facility or the Term Facility, as the context may require.

“Facility Fee Rate” means, from time to time, the number of basis points per annum set forth in the following table, with reference to the Pricing Levels set forth in the definition of “Applicable Rate”:

Pricing Level	Facility Fee
1	10.0 bps
2	12.5 bps
3	15.0 bps
4	20.0 bps
5	25.0 bps
6	30.0 bps

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into pursuant thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided further that, if the Federal Funds Rate determined in accordance with the above is below zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Fixed Charge Coverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Enterprise EBITDA for the twelve month period ending on such date to (b) Enterprise Fixed Charges for the twelve month period ending on such date.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, an amount equal to such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations, less the amount of such L/C Obligations as to which such Defaulting Lender has funded its participation obligation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Alternative Currency Fronting Lender, an amount equal to such Defaulting Lender’s Alternative Currency Participant’s Share of all outstanding Revolving Loans denominated in Alternative Currencies advanced by the Alternative Currency Fronting Lender, less the amount of such Revolving Loans as to which such Defaulting Lender has funded its Alternative Currency Risk Participation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the

United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Gross Asset Value” means an amount equal to (a) all assets of a Person and its Subsidiaries as determined in accordance with GAAP plus (b) all accumulated depreciation and accumulated amortization associated with such assets minus (c) Intangible Assets of such Person and its Subsidiaries.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any payment obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMT” has the meaning specified in the definition of “Sanction(s)”.

“Honor Date” has the meaning set forth in Section 2.03(b)(v).

“Increase Effective Date” has the meaning set forth in Section 2.16(d).

“Incremental Term Loan” has the meaning set forth in Section 2.16(a).

“Incremental Term Loan Amendment” has the meaning set forth in Section 2.16(e)(iii).

“Indebtedness” means, at any time and with respect to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments including, without limitation, recourse and non‑recourse mortgage debt;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    aggregate net obligations of such Person under Swap Contracts;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and other accrued obligations in the ordinary course of business and (ii) liabilities with respect to earnouts, reimbursements, true-ups and other similar obligations incurred in connection with the purchase or sale of assets except to the extent such liabilities are required to appear on the balance sheet of such Person prepared in accordance with GAAP);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien;

(f)    Capital Leases and Synthetic Lease Obligations;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is six (6) months after the latest Maturity Date then in effect (other than obligations that can solely be satisfied by delivery of Equity Interests of such Person), valued, in the case of a redeemable preferred interest, at the liquidation preference thereof; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date (which shall be a positive number if such amount would be owed by the Borrower or any Subsidiary and a negative number if such amount would be owed to the Borrower or any Subsidiary) and the net obligations under Swap Contracts shall not be less than zero and (ii) the amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Any liability will be excluded so long as it is (1) secured by a letter of credit issued for the benefit of the Borrower or any Subsidiary in form and substance and from a financial institution reasonably acceptable to the Administrative Agent, but only to the extent neither the Borrower nor any Subsidiary has liability therefor, (2) any obligation (including obligations under so called “sandwich leases”) against which a third party indemnifies the Borrower or any Subsidiary, or guarantees all loss suffered by the Borrower or any Subsidiary on account thereof, to the extent the indemnitor or guarantor has the financial wherewithal to satisfy its obligation, or (3) otherwise acceptable as a “Covered Liability” in the reasonable discretion of the Administrative Agent and the Required Lenders.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Initial Revolving Maturity Date” has the meaning specified in Section 2.15(a).

“Intangible Assets” means assets of a Person and its Subsidiaries that are classified as intangible assets under GAAP, but excluding interests in real estate that are classified as intangible assets in accordance with GAAP.

“Intercompany Indebtedness” means, as of any date, Indebtedness to which the only parties are the Borrower and/or any of its Subsidiaries as of such date and which, if the Borrower is the borrower with respect to such Indebtedness, is subordinated to the obligations under this Agreement and the other Loan Documents.

“Interest Expense” means, for any period, for a Person and its Subsidiaries on a consolidated basis, the sum, without duplication, of all (a) interest expense for such period determined in accordance with GAAP (but excluding, to the extent included in Interest Expense, (i) any charges resulting from settlement of options to repurchase remarketable bonds, (ii) remaining unamortized fees paid pursuant to the Existing Credit Agreement, and (iii) amortization of deferred financing fees, amortization of debt discounts and swap breakage costs) and (b) interest that is capitalized in such period in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a LIBOR Daily Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan or a Negotiated Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or LIBOR Daily Loan, the last Business Day of each calendar quarter and the applicable Maturity Date.

“Interest Period” means, (a) as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week or one, two, three or six months (or if agreed to by all Lenders of the relevant Class and the Administrative Agent, such other period that is twelve months or less requested by the Borrower) thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice and (b) as to each Negotiated Rate Loan, the period commencing on the date such Negotiated Rate Loan is disbursed and ending on the date not more than 180 days thereafter as selected by the Borrower in the applicable Negotiated Rate Loan Notice; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period (other than an Interest Period of one week) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means any Person in which the Borrower, directly or indirectly, has an ownership interest but does not consolidate the assets or income of such Person in preparing its consolidated financial statements.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof

“L/C Issuer” means each of Bank of America, JPMorgan, Wells Fargo and any other Revolving Lender designated by the Borrower (to the extent such Lender has accepted such designation) and acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld), in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. For the avoidance of doubt, references to “L/C Issuer” in this Agreement shall refer to the L/C Issuers collectively; provided that the term “L/C Issuer” when used with respect to a Letter of Credit or L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Alternative Currency Fronting Lender” means Bank of America in its capacity as an Alternative Currency Fronting Lender.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Alternative Currency Fronting Lender, each Alternative Currency Funding Lender and each Alternative Currency Participating Lender, as applicable. The term “Lender” may also be used to refer to a Revolving Lender or a Term Lender, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is the fifth day prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Leverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Enterprise Total Indebtedness outstanding on such date to (b) Enterprise Gross Asset Value as of such date.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum, which can change on each Business Day, equal to the LIBOR Screen Rate at or about 11:00 a.m., London time on such Business Day, for Dollar deposits with a term equivalent to a one (1) month term beginning on that date; provided that: (i) if such rate is not available at such time for any reason, then the “LIBOR Daily Floating Rate” for such Interest Period shall be determined by such alternate method as reasonably selected by the Administrative Agent, (ii) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (iii) if the LIBOR Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes hereof.

“LIBOR Daily Loan” means a Revolving Loan bearing interest at a rate based on the LIBOR Daily Floating Rate. All LIBOR Daily Loans shall be denominated in Dollars.

“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; Sterling; Yen; and Swiss Francs and each other currency that is approved in accordance with Section 1.06 for which there is a published Eurocurrency Rate.

“LIBOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 3.03(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Term Loan, Committed Revolving Loan (including, for the avoidance of doubt, a LIBOR Daily Loan) or a Negotiated Rate Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any Sustainability Metric Annual Certificate and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under the Loan Documents, or (c) the rights of or remedies available to the Administrative Agent and the Lenders under the Loan Documents.

“Material Group” has the meaning specified in the definition of “Material Subsidiary”.

“Material Joint Venture” means a Joint Venture in which the Borrower has made a net equity investment of $15,000,000 or greater. For purposes of this definition, the Borrower’s aggregate Investment in a Joint Venture will be valued at book value as shown on the consolidated balance sheet of the Borrower, as determined in accordance with GAAP.

“Material Recourse Indebtedness” means any Indebtedness of the Borrower and/or any Subsidiary (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) that (a) does not constitute Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Subsidiary” means each Subsidiary or any group of Subsidiaries (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01, contributed greater than $100,000,000 of Enterprise EBITDA for such period or (ii) which contributed greater than $300,000,000 of Enterprise Gross Asset Value as of such date. A group of Subsidiaries (a “Material Group”) each of which is not otherwise a Material Subsidiary (defined in the foregoing sentence) shall constitute a Material Subsidiary if the group taken as a single entity satisfies the requirements of the foregoing sentence.
“Maturity Date” means (a) with respect to the Revolving Facility, the Revolving Maturity Date, (b) with respect to the Term Facility, the Term Loan Maturity Date and/or (c) with respect to any tranche of Incremental Term Loans, subject to Section 2.16(e)(iii), the date set forth in the applicable Incremental Term Loan Amendment as the “Maturity Date” for such tranche of Incremental Term Loans, in each case, as the context may require.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Lien” means any Lien that encumbers a real property owned by a Person other than Permitted Specified Liens.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any provision of a document, instrument or agreement (other than this Agreement or any other Loan Document) that prohibits or purports to prohibit the creation or assumption of any Lien in a manner that would restrict or prohibit the granting of Liens to secure the Obligations, provided, however, that a provision conditioning a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios shall not constitute a Negative Pledge so long as such provision does not generally prohibit the encumbrance of such Person’s assets or the encumbrance of specific assets.

“Negotiated Rate Borrowing” means one or more Negotiated Rate Loans made to the Borrower by one or more of the Revolving Lenders and of which the Administrative Agent is given notice by a Negotiated Rate Loan Notice.

“Negotiated Rate Funding Date” shall have the meaning set forth in Section 2.05(b).

“Negotiated Rate Loan” shall have the meaning set forth in Section 2.05(a).

“Negotiated Rate Loan Notice” means the notice, in substantially the form of Exhibit C, pursuant to a Negotiated Rate Loan, and made pursuant to Section 2.05, duly completed and executed and personally delivered or transmitted by facsimile by the Borrower.

“Negotiated Rate Sublimit” means an amount equal to fifty percent (50%) of the Aggregate Revolving Commitments, which shall be available for negotiated rate advances. The Negotiated Rate Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Net Income” means, for any period, for a Person and its Subsidiaries on a consolidated basis, the net income of such Person and its Subsidiaries for such period as determined in accordance with GAAP (without giving effect to (i) any net after tax gains or losses attributable to sales of non-current assets out of the ordinary course of business and write-downs of non-current assets in anticipation of losses to the extent they have decreased net income, and (ii) gains and losses from dispositions of depreciable real estate investments, impairment charges, the early extinguishment of debt and transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP and other non-recurring items, including, without limitation, charges resulting from settlement of options to repurchase remarketable bonds and other similar charges).

“New Lender Joinder Agreement” has the meaning specified in Section 2.16(c).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-LIBOR Quoted Currency” means Canadian Dollars, Australian Dollars and each other currency that is approved in accordance with Section 1.06 and for which there is not a published LIBOR rate.

“Non-Recourse Indebtedness” of a Person means any Indebtedness of such Person, the recourse for which is limited to the asset or assets securing such Indebtedness (and, if applicable, in the event such Person owns no assets other than real estate that secures such Indebtedness and assets incident to ownership of such real estate (e.g., personal property) and has no other Indebtedness, to such Person and/or such Person’s Equity Interests), other than in respect of environmental liabilities, fraud, misrepresentation and other similar matters.

“Notes” means, collectively, the Revolving Notes, the Term Notes and any promissory notes made by the Borrower evidencing any Incremental Term Loans in a form agreed between the Borrower and the Administrative Agent, as the context may require, and “Note” means any of them individually.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06 or Section 10.13).

“Outstanding Amount” means (a) with respect to Committed Term Loans, Committed Revolving Loans and Negotiated Rate Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Term Loans, Committed Revolving Loans and Negotiated Rate Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by or on behalf of the Borrower of Unreimbursed Amounts or any refinancings thereof.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Specified Liens” means Liens permitted under Section 7.01(c) – (m) and (o) – (q).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” shall mean, for purposes of determining any financial covenant hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of this Agreement. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of a Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of an acquisition, development or redevelopment, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such acquisition, development or redevelopment shall be included to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder) and (c) in the case of the issuance or exercise of Equity Interests, Indebtedness paid or retired in connection therewith shall be deemed to have been paid and retired as of the first day of the applicable period.

“Pro Rata Share” means (a) with respect to the EBITDA, Net Income, Interest Expense, Gross Asset Value and Unencumbered Asset Value of each Joint Venture, the Borrower’s direct or indirect percentage ownership interest in such Joint Venture and (b) with respect to the Indebtedness of each Joint Venture (i) if the Indebtedness is recourse to the Borrower or any of its Subsidiaries, the amount of such Indebtedness that is recourse to the Borrower or such Subsidiary and (ii) if the Indebtedness is not recourse to the Borrower or any of its Subsidiaries, the Borrower’s percentage ownership interest in such Joint Venture.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC Credit Support” has the meaning specified in Section 10.24.

“Recipient” means the Administrative Agent, any Lender and any L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“REIT” means a real estate investment trust as defined in Sections 856‑860 of the Code.

“Related Indemnified Party” of an Indemnitee means (a) any trustees, members, administrators, managers, partners, Controlling Person or Controlled Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (c) the respective advisors, attorneys, accountants, agents and representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Indemnitee, Controlling Person or such Controlled Affiliate.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Term Loans or Committed Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Negotiated Rate Loan, a Negotiated Rate Loan Notice.

“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, Lenders having Total Credit Exposures with respect to such Class representing more than 50% of the Total Credit Exposures of all Lenders of such Class.  The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.
“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Alternative Currency Risk Participations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that (i) any Revolving Commitment of, and the portion of the Total Revolving Outstandings (other than risk participations in Letters of Credit, which risk participations shall be deemed to be held by the applicable Issuing Bank in its capacity as a Revolving Lender for purposes of making a determination of Required Lenders) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, (ii) the Alternative Currency Risk Participations of any Defaulting Lender at such time shall be deemed to be held by the Alternative Currency Fronting Lender for purposes of making a determination of Required Lenders and (iii) the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, (a) Revolving Lenders having more than 50% of the Aggregate Revolving Commitments or (b) if the Revolving Commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than 50% of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Alternative Currency Risk Participations being deemed “held” by such Revolving Lender for purposes of this definition); provided that (i) any Revolving Commitment of, and the portion of the Total Revolving Outstandings (other than risk participations in Letters of Credit, which risk participations shall be deemed to be held by the applicable Issuing Bank in its capacity as a Revolving Lender for purposes of making a determination of Required Revolving Lenders) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders and (ii) the Alternative Currency Risk Participations of any Defaulting Lender at such time shall be deemed to be held by the Alternative Currency Fronting Lender for purposes of making a determination of Required Revolving Lenders.
“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the sum of the (a) Outstanding Amount of Term Loans and (b) aggregate unused Term Commitments on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, each executive vice president and senior vice president, and the treasurer of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower or any entity authorized to act on behalf of the Borrower, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any payment (whether in cash, securities or other property) by the Borrower or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of the Borrower’s capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof); provided, that dividends to the extent in the form of Equity Interests shall not constitute Restricted Payments.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) the date the Alternative Currency Fronting Lender has requested payment from the Alternative Currency Participating Lenders in Dollars, and with respect to all other instances pursuant to Section 2.02(f) the date on which payments in Dollars are made between the Alternative Currency Fronting Lender and Alternative Currency Participating Lenders with respect to such Loan, and (iv) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under such Letter of Credit and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Revolving Lenders shall require.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) if such Lender is an Alternative Currency Participating Lender with respect to any Alternative Currency, purchase Alternative Currency Risk Participations in Loans denominated in such Alternative Currency, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the Dollar amount set forth opposite such Lender’s name in the column entitled “Revolving Commitment” on Schedule 2.01 or in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Alternative Currency Risk Participations at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Committed Revolving Loan or an outstanding Negotiated Rate Loan and, as the context requires, includes the L/C Issuer.

“Revolving Loan” means any extension of credit under the Revolving Facility by a Revolving Lender to the Borrower under Article II.

“Revolving Maturity Date” means May 23, 2023, subject to extension in accordance with Section 2.15.

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit D-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States federal government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom (“HMT”) or other relevant sanctions authority.

“Scheduled Principal Payment” means (a) all regularly scheduled principal payments by the Borrower and its Subsidiaries with respect to Indebtedness of the Borrower and its Subsidiaries (other than payments due at final maturity of any tranche of Indebtedness) and (b) without duplication, the Borrower’s Pro Rata Share of all regularly scheduled principal payments with respect to the Indebtedness

(other than payments due at final maturity of any tranche of Indebtedness) of each Material Joint Venture. For purposes of determining Scheduled Principal Payments, Indebtedness shall not include accounts payable, intracompany debt, dividends and distributions declared but not payable, security deposits, accrued liabilities or prepaid rent, each as defined in accordance with GAAP.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Enterprise Secured Debt outstanding on such date to (b) Enterprise Gross Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, the aggregate amount of all unrestricted cash and cash equivalents on such date deducted from Enterprise Secured Debt pursuant to the definition of Enterprise Total Indebtedness shall exclude the aggregate amount of all unrestricted cash and cash equivalents deducted from Enterprise Unsecured Debt pursuant to the definition of Enterprise Total Indebtedness for the purpose of determining the Unsecured Leverage Ratio as of such date.

“Senior Managing Agents” means each of Branch Banking & Trust Company, PNC Bank, National Association, Regions Bank, Sumitomo Mitsui Banking Corporation, TD Bank, N.A., and U.S. Bank National Association, in their capacity as Senior Managing Agents.

“Significant Acquisition” means the acquisition (in one or a series of related transactions) of all or substantially all of the assets or Equity Interests of a Person or any division, line of business or business unit of a Person for an aggregate consideration in excess of $750,000,000.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Default” means an Event of Default arising under Section 8.01(a) or 8.01(f).

“Specified Representations” means the representations and warranties set forth in the Loan Documents (or otherwise mutually agreed between the Borrower and the applicable Lenders providing any applicable Incremental Term Loans) relating to: corporate existence of the Borrower and good standing of the Borrower in its jurisdiction of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Borrower entering into and performance of the Loan Documents; no conflicts with or consents under the Borrower’s Organization Documents, applicable Law or material contractual obligations (in each case, as they relate to the entering into and performance of the Loan Documents); use of proceeds of the Incremental Term Loans on the relevant Increase Effective Date; solvency of the Borrower and its Subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act of 1940; the Patriot Act; OFAC; and Sanctions and Anti-Corruption Laws.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C

Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity the accounts of which are consolidated with the accounts of such Person in such Person’s consolidated financial statements prepared in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning specified in Section 10.24.

“Sustainability Metric” means, with respect to any fiscal year of the Borrower as determined as of December 31 of such fiscal year, a fraction (expressed as a percentage), the numerator of which is the square footage of Boundary Properties that are ENERGY STAR® and/or LEED certified (or other similarly recognized rating systems) as of such date, and the denominator of which is the total square footage of all Boundary Properties as of such date. A reference to the “Sustainability Metric for a fiscal year” (or words of similar import) shall mean a reference to the Sustainability Metric as of December 31 of such fiscal year.

“Sustainability Metric 2018 Baseline” means the Sustainability Metric for the fiscal year of the Borrower ended December 31, 2018, which percentage shall be certified by the Borrower pursuant to Section 4.01(d).

“Sustainability Metric Annual Certificate” means a certificate substantially in the form of Exhibit G (or such other form as may be approved by the Administrative Agent) and signed by a Responsible Officer; provided that the Borrower may, but shall not be required to, include a certification regarding whether or not the Sustainability Metric Election Threshold has been satisfied as of December 31 of the then most recently ended fiscal year (commencing with the fiscal year ending December 31, 2019) in any Compliance Certificate delivered by the Borrower from time to time pursuant to Section 6.02(a), and any Compliance Certificate containing such a certification shall be deemed to be the Sustainability Metric Annual Certificate for the fiscal year most recently ended prior to the delivery of such Compliance Certificate.

“Sustainability Metric Election Threshold” means, with respect to any fiscal year of the Borrower listed in the first column of the table set forth below, a percentage equal to the sum of the Sustainability Metric 2018 Baseline, plus the number of percentage points specified opposite such fiscal year in the table below.

Fiscal Year	Sustainability Metric Growth Percentage
2019	3.00%
2020	6.00%
2021	9.00%
2022	12.00%
2023 and thereafter	16.00%

“Sustainability Metric Pricing Grid” has the meaning specified in the definition of “Applicable Rate”.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined below), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swiss Francs” means the lawful currency of Switzerland.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any similar off-balance sheet financing product that is considered borrowed money indebtedness for tax purposes but classified as an operating lease under GAAP.

“TARGET2” means the Trans‑European Automated Real‑time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) at any time during the Availability Period in respect of such Facility, the sum of (i) the aggregate amount of the Term Commitments at such time and (ii) the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time during the Availability Period in respect of the Term Facility, any Lender with a Term Commitment or an outstanding Term Loan at such time and (b) at any time thereafter, any Lender with an outstanding Term Loan at such time.

“Term Loan” means an advance under the Term Facility by a Term Lender to the Borrower under Article II.

“Term Loan Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Term Loans; provided that at any time prior to the end of the Availability Period with respect to the Term Facility, the Term Loan Exposure of any Lender shall include such Lender’s unused Term Commitment.

“Term Loan Maturity Date” means May 23, 2024.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit D‑2.

“Threshold Amount” means $125,000,000.

“Ticking Fee” has the meaning specified in Section 2.10(d).

“Total Credit Exposure” means, as to any Lender at any time, (a) in respect of the Revolving Facility, the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time and (b) in respect of the Term Facility, the Term Loan Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans (including LIBOR Daily Loans), all L/C Obligations and all Negotiated Rate Loans.

“Treasury Management Agreement” means any treasury, depository or cash management arrangements, services or products, including, without limitation, overdraft services and automated clearinghouse transfers of funds.

“Treasury Management Lender” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type” means, (a) with respect to a Committed Revolving Loan, its character as a Base Rate Loan, LIBOR Daily Loan or a Eurocurrency Rate Loan and (b) with respect to a Committed Term Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unencumbered Asset Value” means, for a Person and its Subsidiaries on a consolidated basis, the sum of (a) the aggregate net book value, as determined in accordance with GAAP, of all real property of a Person that is not subject to a Mortgage Lien plus (b) all accumulated depreciation and amortization with respect to such real properties plus (c) unrestricted cash and cash equivalents of such Person plus (d) the sum of (i) unencumbered mezzanine and mortgage loan receivables (at the value reflected in the consolidated financial statements of the Borrower, in accordance with GAAP, as of such date, including the effect of any impairment charges) and (ii) unencumbered marketable securities (at the value reflected in the consolidated financial statements of the Borrower, in accordance with GAAP, as of such date, including the effect of any impairment charges), provided that the items described in this clause (ii) and in the preceding clause (i) shall not be taken into account to the extent that the amounts of such items exceed, in the aggregate, 20% of Unencumbered Asset Value. For purposes of this definition, (1) “Mortgage Lien” shall not include any lien securing Intercompany Indebtedness and (2) for the avoidance of doubt, the value of any asset or property subject to Liens on assets of the Borrower or any Subsidiary securing obligations under Swap Contracts shall not be included in the calculation of Unencumbered Asset Value.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(v).

“Unsecured Leverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Enterprise Unsecured Debt outstanding on such date to (b) Enterprise Unencumbered Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, the aggregate amount of all unrestricted cash and cash equivalents on such date deducted from Enterprise Unsecured Debt pursuant to the definition of Enterprise Total Indebtedness shall exclude the aggregate amount of all unrestricted cash and cash equivalents deducted from Enterprise Secured Debt pursuant to the definition of Enterprise Total Indebtedness for the purpose of determining the Secured Debt Ratio as of such date.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.24.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned Subsidiary” means any wholly-owned Subsidiary of the Borrower that is not a special purpose entity.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “¥” mean the lawful currency of Japan.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e)    For the avoidance of doubt, the parties intend that the term “Enterprise” refer to financial calculations that cover (i) the Borrower and its consolidated Subsidiaries and (ii) the Borrower’s Pro Rata Share of Material Joint Ventures.

1.03    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried in accordance with GAAP, excluding the effects of FASB ASC 825 on financial liabilities.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested in writing hereunder by the Administrative Agent setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing and notwithstanding anything to the contrary in the Loan Documents, leases that would have constituted operating leases or capital leases in accordance with GAAP on a basis consistent with that reflected in the Audited Financial Statements shall be considered operating leases or capital leases, respectively, for all purposes of the Loan Documents, notwithstanding any classification under GAAP in effect on the Closing Date or any change in GAAP relating thereto, unless the Borrower and other requisite parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).

1.05    Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalents and/or Alternative Currency Equivalents of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies or Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be its Dollar Equivalent as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)    Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or “LIBOR Daily Loan” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes, in any such case, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct.

1.06    Additional Alternative Currencies. (a) The Borrower may from time to time request that Revolving Loans to be made as Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans as Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Required Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer issuing such Letter of Credit.

(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date (but not less than eleven (11) Business Days prior) as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans to be made as Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Lender (in the case of any such request pertaining to Revolving Loans to be made as Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)    Any failure by a Revolving Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Revolving Loans to be made as Eurocurrency Rate Loans, or Letters of Credit to be issued, in such requested currency. If the Administrative Agent and the Required Revolving Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and the Revolving Lenders and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and the Revolving Lenders and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain any consent required to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower and the Revolving Lenders.

1.07    Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Borrower) may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to such change in currency.

1.08    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit at any given time shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all increases that are scheduled to occur at any time thereafter (notwithstanding that such maximum stated amount is not in effect at such time).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Committed Loans. (a) Committed Revolving Loans. Prior to the Closing Date, certain revolving loans were previously made to the Borrower under the Existing Credit Agreement which remain outstanding as of the Closing Date (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the parties hereto agree that (x) on the Closing Date, the Existing Loans shall be re-evidenced as Committed Revolving Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement and (y) in connection therewith, the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Revolving

Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure hereunder reflects such Lender’s Applicable Percentage of the Total Revolving Outstandings on the Closing Date. In addition, subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrower in Dollars or (subject to the provisions of Section 2.02(f)) in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period for the Revolving Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender (less, with respect only to the Alternative Currency Fronting Lender, the aggregate Alternative Currency Risk Participations in all Committed Revolving Loans denominated in Alternative Currencies), plus, with respect only to the Alternative Currency Participating Lenders, the Outstanding Amount of such Lender’s Alternative Currency Risk Participations in Loans denominated in Alternative Currencies and advanced by the Alternative Currency Fronting Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment, (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (iv) the aggregate Outstanding Amount of all Committed Revolving Loans denominated in an Alternative Currency fronted by any Alternative Currency Fronting Lender shall not exceed $37,500,000. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.06, and reborrow under this Section 2.01(a). Committed Revolving Loans may be Base Rate Loans, LIBOR Daily Loans or Eurocurrency Rate Loans, as further provided herein.

(b)    The Term Loan Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make up to two (2) term loans (each such loan, a “Committed Term Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period for the Term Facility, in an aggregate amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. Each Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Committed Loans.

(a)    Each Committed Term Borrowing, each Committed Revolving Borrowing, each conversion of Committed Term Loans or Committed Revolving Loans from one Type to another Type, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 Noon (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans or LIBOR Daily Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans or LIBOR Daily Loans. Each Borrowing of or conversion to Eurocurrency Rate Loans and LIBOR Daily Loans, or continuation of Eurocurrency Rate Loans, shall be in a principal amount the Dollar Equivalent of which is $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(b), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount the Dollar Equivalent of which is $500,000 or a whole multiple of $100,000 in excess thereof.

Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Term Borrowing, a Committed Revolving Borrowing, a conversion of Committed Term Loans or Committed Revolving Loans from one Type to another Type, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type and Class of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Committed Loans to be borrowed or continued. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Revolving Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Revolving Loan may be converted into or continued as a Committed Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Revolving Loan and reborrowed in the other currency.

(b)    Following receipt of a Committed Loan Notice requesting a Committed Borrowing denominated in Dollars or, with respect to Committed Revolving Borrowings, in an Alternative Currency with respect to which the Administrative Agent has not received notice that any Revolving Lender is an Alternative Currency Participating Lender, the Administrative Agent shall promptly notify each applicable Lender of the amount (and, with respect to Committed Revolving Loans, currency) of its Applicable Percentage of the applicable Committed Loans. Following receipt of a Committed Loan Notice requesting a Committed Revolving Borrowing denominated in an Alternative Currency with respect to which the Administrative Agent and the Borrower have received notice that one or more Revolving Lenders is an Alternative Currency Participating Lender, the Administrative Agent shall on or prior to the next following Business Day notify (i) each Alternative Currency Funding Lender of both the Dollar Equivalent and the Alternative Currency Equivalent of its Alternative Currency Funding Applicable Percentage, (ii) the Alternative Currency Fronting Lender of both the Dollar Equivalent and the Alternative Currency Equivalent of the aggregate Alternative Currency Risk Participations in such Committed Revolving Borrowing, (iii) each Alternative Currency Participating Lender of both the Dollar Equivalent and the Alternative Currency Equivalent of its Alternative Currency Risk Participation in such Committed Revolving Borrowing, and (iv) all Revolving Lenders and the Borrower of the aggregate Alternative Currency Equivalent and the Dollar Equivalent of such Committed Revolving Borrowing and the applicable Spot Rate used by the Administrative Agent to determine such Dollar Equivalent and Alternative Currency Equivalent. If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.

In the case of a Committed Borrowing in Dollars or, with respect to Committed Revolving Borrowings, in an Alternative Currency with respect to which the Administrative Agent has not received notice that any Revolving Lender is an Alternative Currency Participating Lender, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds for the applicable currency at the Administrative Agent’s Office not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. In the case of a Committed Revolving Borrowing in an Alternative Currency with respect to which the Administrative Agent has received notice that any Revolving Lender is an Alternative Currency Participating Lender, each Alternative Currency Funding Lender shall make the amount of its Alternative Currency Funding Applicable Percentage of such Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than the Applicable Time, on the Business Day specified in the applicable Committed Loan Notice. In any event, a Revolving Lender may cause any foreign or domestic branch or Affiliate to fund or make the amount of its Revolving Loan available in accordance with the foregoing provisions. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Committed Revolving Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, (i) no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) or LIBOR Daily Loans if the Administrative Agent has notified the Borrower that the Required Lenders have determined that such a continuation or conversion is not appropriate, and (ii) the Required Lenders may require that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid on the last day of the then current Interest Period with respect thereto.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Committed Revolving Borrowings, all conversions of Committed Revolving Loans from one Type to another Type, and all continuations of Committed Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Committed Revolving Loans. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to another Type, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Term Facility.

(f)    Alternative Currency Funding and Participation.

(i)    Subject to all the terms and conditions set forth in this Agreement, including the provisions of Section 2.01(a), and without limitation of the provisions of Section 2.02, with respect to any Revolving Loans denominated in an Alternative Currency with respect to which one or more Revolving Lenders has given notice to the Administrative Agent that it is an Alternative Currency Participating Lender, (A) each Revolving Lender agrees from time to time on any Business Day during the Availability Period for the Revolving Facility to fund its Applicable Percentage of Revolving Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Funding Lender; and (B) each Revolving Lender severally agrees to acquire an Alternative Currency Risk Participation in Revolving Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Participating Lender.

(ii)    Each Revolving Loan denominated in an Alternative Currency shall be funded upon the request of the Borrower in accordance with Section 2.02(b). Immediately upon the funding by the Alternative Currency Fronting Lender of its Alternative Currency Funding Applicable Percentage of any Revolving Loan denominated in an Alternative Currency with respect to which one or more Revolving Lenders is an Alternative Currency Participating Lender, each Alternative Currency Participating Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased (and the Administrative Agent may apply any Cash Collateral that is available with respect to such purchase by any Alternative Currency Participating Lender) from such Alternative Currency Fronting Lender an Alternative Currency Risk Participation in such Loan in an amount such that, after such purchase, each Revolving Lender (including the Alternative Currency Funding Lenders, the Alternative Currency Fronting Lender and the Alternative Currency Participating Lenders) will have an Alternative Currency Loan Credit Exposure with respect to such Revolving Loan equal in amount to its Applicable Percentage of such Revolving Loan.

(iii)    Upon the occurrence and during the continuance of an Event of Default, the Alternative Currency Fronting Lender may, by written notice to the Administrative Agent delivered not later than 11:00 a.m., on the second Business Day preceding the proposed date of funding and payment by Alternative Currency Participating Lenders of their Alternative Currency Risk Participations purchased in such Revolving Loans as shall be specified in such notice (the “Alternative Currency Participation Payment Date”), request each Alternative Currency Participating Lender to fund the Dollar Equivalent of its Alternative Currency Risk Participation purchased with respect to such Revolving Loans to the Administrative Agent on the Alternative Currency Participation Payment Date in Dollars. Following receipt of such notice, the Administrative Agent shall promptly notify each Alternative Currency Participating Lender of the Dollar Equivalent of its Alternative Currency Risk Participation purchased with respect to each such Revolving Loan (determined at the Spot Rate on the date of advance of such Revolving Loan) and the applicable Alternative Currency Participation Payment Date. Any notice given by the Alternative Currency Fronting Lender or the Administrative Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the absence of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iv)    On the applicable Alternative Currency Participation Payment Date, each Alternative Currency Participating Lender in the Revolving Loans specified for funding pursuant to this Section 2.02(f) shall deliver the Dollar Equivalent of such Alternative Currency Participating Lender’s Alternative Currency Risk Participation with respect to such specific Revolving Loans in Dollars and in Same Day Funds to the Administrative Agent; provided, however, that no Alternative Currency Participating Lender shall be (i) responsible for any default by any other Alternative Currency Participating Lender in such other Alternative Currency Participating Lender’s obligation to pay such amount and/or (ii) required to fund an amount under this Section 2.02(f) that would exceed the amount of such Revolving Lender’s

Revolving Commitment. Upon receipt of any such amounts from the Alternative Currency Participating Lenders, the Administrative Agent shall distribute such Dollar amounts in Same Day Funds to the Alternative Currency Fronting Lender.

(v)    In the event that any Alternative Currency Participating Lender fails to make available to the Administrative Agent the Dollar Equivalent of its Alternative Currency Risk Participation as provided herein, the Administrative Agent shall be entitled to recover such amount on behalf of the Alternative Currency Fronting Lender on demand from such Alternative Currency Participating Lender together with interest at the Overnight Rate for three (3) Business Days and thereafter at a rate per annum equal to the Default Rate. A certificate of the Administrative Agent submitted to any Alternative Currency Participating Lender with respect to amounts owing hereunder shall be conclusive in the absence of demonstrable error.

(vi)    In the event that the Alternative Currency Fronting Lender receives a payment in respect of any Revolving Loan, whether directly from the Borrower or otherwise, in which Alternative Currency Participating Lenders have fully funded in Dollars their purchase of Alternative Currency Risk Participations, the Alternative Currency Fronting Lender shall promptly distribute to the Administrative Agent, for its distribution to each such Alternative Currency Participating Lender, the Dollar Equivalent of such Alternative Currency Participating Lender’s Alternative Currency Participant’s Share of such payment in Dollars and in Same Day Funds. If any payment received by the Alternative Currency Fronting Lender with respect to any Revolving Loan in an Alternative Currency made by it shall be required to be returned by the Alternative Currency Fronting Lender after such time as the Alternative Currency Fronting Lender has distributed such payment to the Administrative Agent pursuant to the immediately preceding sentence, each Alternative Currency Participating Lender that has received a portion of such payment shall pay to the Alternative Currency Fronting Lender an amount equal to its Alternative Currency Participant’s Share in Dollars of the amount to be returned; provided, however, that no Alternative Currency Participating Lender shall be responsible for any default by any other Alternative Currency Participating Lender in that other Alternative Currency Participating Lender’s obligation to pay such amount.

(vii)    Anything contained herein to the contrary notwithstanding, each Alternative Currency Participating Lender’s obligation to acquire and pay for its purchase of Alternative Currency Risk Participations as set forth herein shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Alternative Currency Participating Lender may have against the Alternative Currency Fronting Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(viii)    In no event shall (i) the Alternative Currency Risk Participation of any Alternative Currency Participating Lender in any Revolving Loans denominated in an Alternative Currency pursuant to this Section 2.02(f) be construed as a loan or other extension of credit by such Alternative Currency Participating Lender to the Borrower, any Revolving Lender or the Administrative Agent or (ii) this Agreement be construed to require any Revolving Lender that is an Alternative Currency Participating Lender with respect to a specific Alternative Currency to make any Revolving Loans in such Alternative Currency under this Agreement or under the other

Loan Documents, subject to the obligation of each Alternative Currency Participating Lender to give notice to the Administrative Agent and the Borrower at any time such Revolving Lender acquires the ability to make Revolving Loans in such Alternative Currency.

(ix)    The Administrative Agent shall change a Revolving Lender’s designation from Alternative Currency Participating Lender to Alternative Currency Funding Lender with respect to an Alternative Currency for which such Lender previously has been designated an Alternative Currency Participating Lender, upon receipt of a written notice to the Administrative Agent and the Borrower from such Alternative Currency Participating Lender requesting that its designation be so changed. Each Alternative Currency Participating Lender agrees to give such notice to the Administrative Agent and the Borrower promptly upon its acquiring the ability to make Revolving Loans in such Alternative Currency. Schedule 2.02 hereto lists each Alternative Currency Participating Lender as of the Closing Date in respect of each Alternative Currency.

2.03    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of the Committed Revolving Loans of any Revolving Lender (less, with respect only to the Alternative Currency Fronting Lender, the aggregate Alternative Currency Risk Participations in all Revolving Loans denominated in Alternative Currencies), plus, with respect only to the Alternative Currency Participating Lenders, such Lender’s Alternative Currency Risk Participations in Revolving Loans denominated in Alternative Currencies advanced by the Alternative Currency Fronting Lender for such Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; provided, further, that unless the applicable L/C Issuer shall otherwise consent, no L/C Issuer shall be obligated to issue Letters of Credit hereunder in an aggregate face amount at any time outstanding in excess of an amount equal to the lesser of (i) one-third of the Letter of Credit Sublimit at such time and (ii) the Revolving Commitment of the Revolving Lender acting as such L/C Issuer at such time. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letters of Credit shall be deemed to have been issued hereunder by the issuer thereof, to the extent such issuer is a Revolving Lender, and such issuer shall have the obligation to amend, renew, extend or otherwise modify any such Existing Letter of Credit, subject to terms, conditions and limitations hereunder. From and after the Closing Date, the Existing Letters of Credit shall be subject to and governed by the terms and conditions hereof.

(ii)    The L/C Issuer shall not issue any Letter of Credit, if:

(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date; provided, that a Letter of Credit may expire up to one year beyond the Letter of Credit Expiration Date so long as the Borrower Cash Collateralizes 105% of the face amount of such Letter of Credit no later than the Letter of Credit Expiration Date.

(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is not otherwise compensated hereunder);

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)    the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)    any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may elect in its sole discretion.

(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)    The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage of the Aggregate Revolving Commitments times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon by the Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (except as set forth in Section 2.03(a)(ii)(B)); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative

Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment (or, to the extent the Borrower receives notice of such payment after 11:00 a.m. on such date, not later than 11:00 a.m. on the immediately succeeding Business Day) by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment (or, to the extent the Borrower receives notice of such payment after 11:00 a.m. on such date, not later than 11:00 a.m. on the immediately succeeding Business Day) by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Revolving Borrowing of Base Rate Committed Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Committed Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(b)(v) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(vi)    Each Revolving Lender shall upon any notice pursuant to Section 2.03(b)(v) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral that has been provided for such purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar‑denominated payments in an amount equal to its Applicable Percentage of the Dollar Equivalent of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(vii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars and such funds shall be applied to reimburse the L/C Issuer for the applicable draw under the Letter of Credit.

(vii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Committed Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(b)(vi) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(viii)    Until each Revolving Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(ix)    Each Revolving Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(x)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(vi), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid (excluding such interest and fees) shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (x) shall be conclusive absent manifest error.

(c)    Repayment of Participations.

(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(b)(v) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (c)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor‑in‑possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e)    Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or the L/C Issuer’s payment under any Letter of Credit without presentation to it of a draft, certificates and/or other documents that substantially comply with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(g)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage in Dollars a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.03(a)(iii) shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments, if any, in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, retained by the Borrower, if it has provided Cash Collateral in respect of such Defaulting Lender’s Fronting Exposure, or if the Borrower has not provided Cash Collateral in respect of such Fronting Exposure, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(h)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee per annum with respect to each Letter of Credit issued by it, equal to the greater of (i) the rate per annum of 12.5 basis points of the face amount of the Letter of Credit, in each case computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (ii) $1,500 per annum. The amount of such fronting fees shall be determined on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(k)    Outstanding Letters of Credit. The L/C Issuer shall deliver to the Administrative Agent, for distribution to the Revolving Lenders, an accounting of all Letters of Credit outstanding as of the end of each fiscal quarter of the Borrower.

(l)    L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such L/C Issuer, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such L/C Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such L/C Issuer makes any payment under any Letter of Credit, the date and amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse a payment under a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer.

2.04    [Reserved].

2.05    Negotiated Rate Loans.

(a)    Negotiated Rate Loans. Subject to the terms and conditions set forth herein, each Revolving Lender, severally and for itself alone, may (but is not obligated to) make one or more loans (which loans may be made in Dollars or in any Alternative Currency) (each such loan, a “Negotiated Rate Loan”) to the Borrower from time to time on any Business Day during the Availability Period for the Revolving Facility in an aggregate Outstanding Amount not to exceed at any time (i) the Negotiated Rate Sublimit and (ii) with respect to Negotiated Rate Loans made in an Alternative Currency (plus the aggregate Outstanding Amount of all Committed Revolving Loans denominated in an Alternative Currency), the Alternative Currency Sublimit, notwithstanding the fact that such Negotiated Rate Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Revolving Loans and L/C Obligations of such Lender may exceed the amount of such Lender’s Revolving Commitment; provided, that Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments; and, provided further, that Negotiated Rate Loans shall be available to the Borrower for periods of one day to 180 days, so long as two of the three Debt Ratings from S&P, Moody’s and Fitch are BBB- or better (Baa3 or better in the case of Moody’s). It is understood that should a Revolving Lender make a Negotiated Rate Loan it shall not relieve such Lender from its obligation to make its pro rata share of any future Committed Revolving Loan even if after making such Committed Revolving Loan the Outstanding Amount of Committed Revolving Loans and L/C Obligations of such Lender, together with the Outstanding Amount of its Negotiated Rate Loans, exceeds the amount of such Lender’s Revolving Commitment.

(b)    Procedure for Negotiated Rate Loans. The Borrower may, from time to time, approach one or more of the Revolving Lenders to determine whether such Lender or Lenders will make one or more Negotiated Rate Loans. The Borrower and any Revolving Lender or Lenders shall, if each of them in their sole discretion elects to do so, agree to enter into one or more Negotiated Rate Loans as part of such proposed Negotiated Rate Borrowing on mutually agreed‑upon terms, including the Interest Period with respect thereto, and notify the Administrative Agent by delivering a written Negotiated Rate Loan Notice from the Borrower and the Revolving Lender or Lenders proposing to make Negotiated Rate Loans (i) with respect to Negotiated Rate Loans denominated in Dollars, before 12:00 Noon on the date of the funding of such Negotiated Rate Loan, which shall be a Business Day (the “Negotiated Rate Funding Date”) and (ii) with respect to Negotiated Rate Loans denominated in any Alternative Currency, before 12:00 Noon two (2) Business Days prior to the Negotiated Rate Funding Date. Such Negotiated Rate Loan Notice shall specify the amount of each Negotiated Rate Loan that such Revolving Lender or Lenders will make as part of such proposed Negotiated Rate Borrowing, the Negotiated Rate Funding Date, the currency of the Negotiated Rate Loan requested, the date or dates of maturity thereof, which date or dates may not occur after the Revolving Maturity Date, the rate or rates of interest applicable thereto and all other terms thereof. Each Negotiated Rate Loan shall be made pursuant to a Negotiated Rate Loan Notice. In lieu of delivering the written Negotiated Rate Loan Notice described above, the Borrower may give the Administrative Agent telephonic notice of any Negotiated Rate Borrowing by the time required under this clause (b), provided that such telephonic notice shall be confirmed by delivery of a written Negotiated Rate Loan Notice to the Administrative Agent by no later than 2:00 p.m., on the date of such telephonic notice.

(c)    Funding of Negotiated Rate Loans in Dollars. No later than 2:00 p.m. on the applicable Negotiated Rate Funding Date, each applicable Revolving Lender will make available to the Administrative Agent in Dollars and immediately available funds at the Administrative Agent’s Office the Negotiated Rate Loan, if any, to be made by such Lender as part of the Negotiated Rate Borrowing to be made on such date in the manner provided above. Upon receipt by the Administrative Agent of all such funds, the Administrative Agent shall disburse to the Borrower on such date such Negotiated Rate Loan in like funds at the Borrower’s account specified in the relevant Negotiated Rate Loan Notice. The Administrative Agent may, but shall not be required to, advance on behalf of any Revolving Lender such

Lender’s Negotiated Rate Loan on the date a Negotiated Rate Loan is made unless such Lender shall have notified the Administrative Agent prior to such date that it does not intend to make available such Negotiated Rate Loan on such date. If the Administrative Agent makes such advance, the Administrative Agent shall be entitled to recover such amount on demand from the Revolving Lender on whose behalf such advance was made, and if such Lender does not pay the Administrative Agent the amount of such advance on demand, the Borrower shall promptly repay such amount to the Administrative Agent. Until such amount is repaid to the Administrative Agent by such Lender or the Borrower, such advance shall be deemed for all purposes to be a Negotiated Rate Loan made by the Administrative Agent. In such event, if a Revolving Lender has not in fact made its share of the applicable Negotiated Rate Loan available to the Administrative Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Revolving Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make such payment to the Administrative Agent.

(d)    Funding of Negotiated Rate Loans in Alternative Currencies.  No later than (i) the Applicable Time on the applicable Negotiated Rate Funding Date, each applicable Revolving Lender will, at the option of the Borrower, make available directly to the Borrower such Negotiated Rate Loans in the applicable currency either by (A) crediting the account of the Borrower on the books of such Lender with the amount of such funds or (B) wire transfer of such funds to the account of the Borrower, in each case in accordance with instructions provided to (and reasonably acceptable to) such Lender by the Borrower and (ii) promptly following receipt thereof, the Borrower shall provide the Administrative Agent written notice of receipt of the proceeds of such Negotiated Rate Loan.

2.06    Prepayments.

(a)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay any Class of Loans in whole or in part without premium or penalty pursuant to this Section 2.06(a) (other than Negotiated Rate Loans, which are subject to the provisions of clause (c) below); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Committed Loans or LIBOR Daily Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars or LIBOR Daily Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount the Dollar Equivalent of which is $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The

Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment (including, in the event such prepayment is of a Revolving Loan denominated in an Alternative Currency, each Alternative Currency Funding Lender’s Alternative Currency Funding Applicable Percentage of such payment). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Borrower if such condition is not satisfied. Any prepayment of a Eurocurrency Rate Loan or LIBOR Daily Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each prepayment of Committed Revolving Loans made pursuant to this clause (a) shall be made ratably among the Revolving Lenders in accordance with their respective Applicable Percentages of the Committed Revolving Loans. Each prepayment of Committed Term Loans made pursuant to this clause (a) shall be made ratably among the Term Lenders in accordance with their respective Applicable Percentages of the Committed Term Loans.

(b)    [Reserved].

(c)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Negotiated Rate Loans in whole or in part without premium or penalty (unless the Borrower and the applicable Revolving Lender have otherwise agreed, in which case such Loan may be prepaid in accordance with such agreement); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. on the requested date of prepayment of such Negotiated Rate Loans; (ii) the Revolving Lender or Lenders making the Negotiated Rate Loan have consented to such prepayment; and (iii) unless agreed to by the applicable Revolving Lender and the Administrative Agent (such consent not to be unreasonably withheld), any prepayment of Negotiated Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each applicable Revolving Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Borrower if such condition is not satisfied. Any prepayment of a Negotiated Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts as may be agreed to by the Borrower and the Revolving Lender or Lenders making such Negotiated Rate Loan.

(d)    If the Administrative Agent notifies the Borrower at any time that (i) the Total Revolving Outstandings at such time exceed an amount equal to 105% of the Aggregate Revolving Commitments then in effect, (ii) the L/C Obligations at such time exceed the Letter of Credit Sublimit then in effect, (iii) the Negotiated Rate Loans outstanding at such time exceed the Negotiated Rate Sublimit then in effect, or (iv) the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, the Borrower shall prepay the applicable Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess within one (1) Business Day (or, with respect to clause (iv), within (x) four (4) Business Days, with respect to Outstanding Amounts denominated in Euros, Sterling or Canadian Dollars and

(y) five (5) Business Days, with respect to Outstanding Amounts denominated in any other Alternative Currency) after the Administrative Agent notifies the Borrower that such a prepayment is required and of the amount thereof; provided, however, that, subject to the provisions of Section 2.17(a)(iv), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Committed Revolving Loans and the Negotiated Rate Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

2.07    Termination or Reduction of Commitments.

(a)    Unless previously terminated, the Revolving Commitments will terminate on the Revolving Maturity Date. Unless previously terminated, the Term Commitments will terminate on the last day of the Availability Period with respect to the Term Facility.

(b)    The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 Noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letters of Credit would exceed the Letter of Credit Sublimit, (C) the Outstanding Amount of Negotiated Rate Loans would exceed the Negotiated Rate Sublimit or (D) the Outstanding Amount of all Loans denominated in Alternative Currencies exceeds an amount equal to 105% of the Alternative Currency Sublimit. Each notice of termination shall specify such election to terminate and the effective date thereof. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. A notice delivered by the Borrower pursuant to this Section 2.07 may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08    Repayment.

(a)    The Borrower shall repay to the Revolving Lenders on the Revolving Maturity Date, unless accelerated sooner pursuant to Section 8.02, the entire outstanding principal balance of all Committed Revolving Loans, Negotiated Rate Loans and all L/C Obligations, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(b)    The Borrower shall repay to the Term Lenders on the Term Loan Maturity Date, unless accelerated sooner pursuant to Section 8.02, the entire outstanding principal balance of all Committed Term Loans, together with accrued but unpaid interest, fees and all other sums with respect thereto.

2.09    Interest.

(a)    Applicable Interest. Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; (iii) each LIBOR Daily Loan under the Revolving Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Rate for the Revolving Facility; and (iv) each Negotiated Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the amount agreed to between the Borrower and the Revolving Lender as set forth in the Negotiated Rate Loan Notice.

(b)    Default Interest.

(i)    If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Required Lenders, while any Event of Default exists, (x) the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and (y) any adjustment to the Applicable Rate pursuant to the Sustainability Metric Pricing Grid shall cease to apply.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest Payment Date. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)    Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(e)    Alternative Currency Fronting Lender. Interest on any Revolving Loan in an Alternative Currency advanced by the Alternative Currency Fronting Lender shall be for the benefit of the Alternative Currency Fronting Lender, and not any Alternative Currency Participating Lender, until the applicable Alternative Currency Participating Lender has funded its participation therein to the Alternative Currency Fronting Lender.
2.10    Fees.

In addition to certain fees described in subsections (g) and (h) of Section 2.03:

(a)    Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage of the Aggregate Revolving Commitments, a facility fee in Dollars equal to the Facility Fee Rate times the actual daily amount of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, on the Outstanding Amount of all Committed Revolving Loans, Negotiated Rate Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18. The facility fee shall accrue at all times during the Availability Period for the Revolving Facility (and thereafter so long as any Committed Revolving Loans, Negotiated Rate Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears (calculated on a 360‑day basis) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.

(b)    Other Fees.

(i)    The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times as separately agreed upon in writing between the Borrower, the applicable Arrangers and the Administrative Agent, as applicable. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

(ii)    The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

(c)    Alternative Currency Fronting Fee. The Borrower shall pay directly to the Alternative Currency Fronting Lender, for its own account, in Dollars, a fronting fee with respect to the portion of each Committed Borrowing in an Alternative Currency advanced by such Alternative Currency Fronting Lender for an Alternative Currency Participating Lender (but excluding the portion of such advance constituting the Alternative Currency Fronting Lender’s Applicable Percentage of such Committed Borrowing as an Alternative Currency Funding Lender), equal to 0.125% times such portion of such Committed Borrowing, computed on the Dollar Equivalent of such Committed Borrowing, such fee to be payable on the date of such Committed Borrowing.

(d)    Ticking Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a ticking fee (the “Ticking Fee”) in Dollars, which shall accrue at a rate of 0.15% (15.0 basis points) per annum on the average daily amount of the undrawn Term Commitments during the period commencing on July 7, 2019 to and including the final day of the Availability Period with respect to the Term Facility. Accrued Ticking Fees shall be due and payable upon the earlier of (a) the date that is the final day of the Availability Period with respect to the Term Facility and (b) the date on which the second Committed Term Borrowing occurs. All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.11    Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) or Eurocurrency Rate Loans denominated in Australian Dollars or Canadian Dollars shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year), or, in the case of interest in respect of Committed Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12    Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note with respect to the applicable Facility, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal of and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein, including without limitation the Alternative Currency Fronting Lender’s Alternative Currency Funding Applicable Percentage of any payment made with respect to any Revolving Loan as to which any Alternative Currency Participating Lender has not funded its Alternative Currency Risk Participation) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, such due date shall be extended to the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans or LIBOR Daily Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans or LIBOR Daily Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans constituting such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. In the event the Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Term Loans and Committed Revolving Loans (including Revolving Loans denominated in Alternative Currencies in the event they are Alternative Currency Funding Lenders), to fund participations in Letters of Credit, to make payments pursuant to Section 10.04(c) and to fund Alternative Currency Risk Participations (if they are Alternative Currency Participating Lenders) are several and not joint. The failure of any Lender to make any Loan (including Revolving Loans denominated in an Alternative Currency in the event it is an Alternative Currency Funding Lender), to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan (including Revolving Loans denominated in an Alternative Currency in the event it is an Alternative Currency Funding Lender), to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, the participations in L/C Obligations or the Alternative Currency Risk Participations held by it (but not including any amounts applied by the Alternative Currency Fronting Lender to Revolving Loans in respect of Alternative Currency Risk Participations that have not yet been funded in accordance with the terms of this Agreement) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans (and to the extent such Lender is a Revolving Lender, purchase subparticipations in L/C Obligations and Alternative Currency Risk Participations of the other Revolving Lenders), or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the relevant Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans or such other amounts owing them under the relevant Facilities, as applicable, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15    Extension of Revolving Maturity Date.

(a)    Requests for Extension. The Borrower may, by written notice to the Administrative Agent (who shall promptly notify the Revolving Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to the Revolving Maturity Date then in effect (such date, an “Initial Revolving Maturity Date”), elect that the Revolving Lenders extend the Revolving Maturity Date for an additional six (6) months after such Initial Revolving Maturity Date; provided that the Borrower may not make more than two (2) such elections pursuant to this Section 2.15 during the term of this Agreement.

(b)    Confirmation by Administrative Agent. The Administrative Agent shall confirm receipt of the Borrower’s notice delivered pursuant to Section 2.15(a) no later than the date that is fifteen (15) days prior to the applicable Initial Revolving Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(c)    Extension of Revolving Maturity Date. If (and only if) the conditions precedent set forth in Section 2.15(d) have been met, then, effective as of the applicable Initial Revolving Maturity Date, the Revolving Maturity Date shall be extended to the date falling six (6) months after such Initial Revolving Maturity Date (except that, if such date is not a Business Day, such Revolving Maturity Date as so extended shall be the next preceding Business Day). Upon satisfaction of the conditions precedent set forth in Section 2.15(d), as certified by the Borrower to the Administrative Agent in writing, the Administrative Agent shall deliver a copy of such certification to each Revolving Lender.

(d)    Conditions to Effectiveness of Extensions. As a condition precedent to such extension, (i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the applicable Initial Revolving Maturity Date signed by a Responsible Officer (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (y) certifying that (1) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of such Initial Revolving Maturity Date (other than the representations and warranties in Section 5.05(c) and Section 5.22, which shall be made only as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (2) as of such Initial Revolving Maturity Date, and immediately after giving effect to such extension, no Default exists and (ii) the Borrower shall pay to the Revolving Lenders on such Initial Revolving Maturity Date a fee (to be shared among the Revolving Lenders based upon their Applicable Percentages of the Aggregate Revolving Commitments) equal to the product of (x) 0.0625% multiplied by (y) the then Aggregate Revolving Commitments.

(e)    Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 2.02(b), 2.14 or 10.01 to the contrary.

2.16    Increase in Revolving Commitments; Incremental Term Loans.

(a)    Request for Increase. From time to time, the Borrower shall have the right to increase the Aggregate Revolving Commitments and/or enter into one or more new tranches (or increasing an existing tranche) of term loans (each, an “Incremental Term Loan”); provided that (i) no Default has occurred and is continuing, (ii) each increase or tranche of Incremental Term Loans must be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such other amounts as are agreed to by the Borrower and the Administrative Agent), and (iii) after giving effect to all such Aggregate Revolving Commitment increases and all such Incremental Term Loans, the sum of the aggregate principal amounts of the Revolving Facility, the Term Loans and all such Incremental Term Loans shall not exceed $3,500,000,000. At the time of sending such notice to the Administrative Agent of the exercise of such right, the Borrower (in consultation with the Administrative Agent) shall specify the Lenders to be approached to provide all or a portion of such increase (subject in each case to any requisite consents required under Section 10.06) and the time period within which each such Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders).

(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment or participate in such tranche, as the case may be, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or tranche. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment, if any, or participate in such tranche, as the case may be. Any such increase or tranche shall be syndicated on a best efforts basis and no Lender shall be required to increase its Revolving Commitment, if any, or participate in any tranche of Incremental Term Loans to facilitate such increase or tranche.

(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent and, in the case of an increase to the Aggregate Revolving Commitments, the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d)    Effective Date and Allocations. If the Aggregate Revolving Commitments are increased or any tranche of Incremental Term Loans is extended in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or tranche, as the case may be. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase or tranche, as the case may be, and the Increase Effective Date.

(e)    Conditions to Effectiveness of Increase. As a condition precedent to any such increase or tranche, as the case may be:

(i)the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by a Responsible Officer (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase or tranche, as the case may be, and (B) certifying that (1) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the Increase Effective Date (other than the representations and warranties in Section 5.05(c) and Section 5.22, which shall be made only as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided that, in the case of any Incremental Term Loan the proceeds of which are to be used to finance an acquisition or other Investment not prohibited by this Agreement (and related transaction costs) the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing or that is otherwise subject to customary “funds certain provisions”, to the extent agreed by the applicable Lenders providing such Incremental Term Loans, the representations and warranties the accuracy of which in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be accurate in all respects)

are a condition to the funding of such Incremental Term Loan shall be limited to (x) the Specified Representations (or such other formulation thereof as may be agreed by the applicable Lenders providing such Incremental Term Loans) and (y) those representations of the acquired company in the applicable acquisition agreement that are material to the interests of the applicable Lenders providing such Incremental Term Loans and which, if breached or inaccurate, would give the Borrower or any Subsidiary the right to terminate or refuse to close under the applicable acquisition agreement, and (2) as of the Increase Effective Date, and immediately after giving effect to such increase or tranche, as the case may be, no Default or Event of Default exists; provided that, in the case of any Incremental Term Loan the proceeds of which are to be used to finance an acquisition or other Investment not prohibited by this Agreement (and related transaction costs) the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing or that is otherwise subject to customary “funds certain provisions”, to the extent agreed by the applicable Lenders providing such Incremental Term Loans, this condition shall be limited to (x) at the time of the execution and delivery of the applicable acquisition agreement related to such acquisition, no Default shall have occurred and be continuing or shall occur as a result thereof and (y) upon the effectiveness and making of any Incremental Term Loan on the applicable Increase Effective Date, no Specified Default shall have occurred and be continuing or shall occur as a result thereof;
(ii)(A) upon the reasonable request of any Lender made at least five (5) days prior to the applicable Increase Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested by such Lender that satisfies all requirements of regulatory authorities applicable to such Lender and such Lender’s internal policies and procedures in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall have delivered, to each Lender that so requests at least five (5) days prior to the applicable Increase Effective Date, a Beneficial Ownership Certification in relation to the Borrower;
(iii)in the case of any tranche of Incremental Term Loans, such Incremental Term Loans (A) shall rank pari passu in right of payment with the Term Loans, the Revolving Loans and any other outstanding Incremental Term Loans, (B) shall not mature earlier than the latest Maturity Date then in effect (but may have amortization prior to such date so long as the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of any previously funded and then outstanding Incremental Term Loans (if any) at such time) and (C) shall be treated substantially the same as (and in any event no more favorably than) the Term Loans, the Revolving Loans and any other outstanding Incremental Term Loans; provided that (1) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date then in effect may provide for material additional or different financial or other covenants or requirements applicable only during periods after such Maturity Date then in effect, (2) the Incremental Term Loans may be priced differently than the Term Loans, Revolving Loans and any other outstanding Incremental Term Loans and (3) other terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans and the Revolving Loans to the extent such differences are solely administrative in nature or are terms and conditions reasonably acceptable to the Administrative Agent that customarily apply to syndicated term loan facilities but not revolving credit facilities (as determined in good faith by the board of directors of the Borrower). Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender participating in such tranche and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16; and
(iv)in the case of any increase in the Aggregate Revolving Commitments, the Borrower shall prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Revolving Loans ratable with any revised Applicable Percentages of the Revolving Lenders arising from any non-ratable increase in the Revolving Commitments under this Section; and
(v)the Borrower shall provide a Note to any Lender increasing its Revolving Commitment or otherwise joining on the Increase Effective Date, if requested.

(f)    Conflicting Provisions. This Section 2.16 shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

(g)    Fees. The Borrower shall pay such fees to the Administrative Agent, for its own account and for the benefit of the Lenders providing such additional Revolving Commitments or participating in such tranche of Incremental Term Loans, as the case may be, as determined at the time of such increase or funding of such tranche of Incremental Term Loans and agreed to by the Borrower in writing.

(h)    Lenders. In connection with any increase of the Aggregate Revolving Commitments or Incremental Term Loans pursuant to this Section 2.16, any new Lender party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) in the case of any new Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

2.17    Cash Collateral.

(a)    Certain Credit Support Events. (i) (A) Upon the request of the Administrative Agent or the L/C Issuer (x) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (y) if, as of the Letter of Credit Expiration Date, any L/C Obligation (other than in respect of an Extended Letter of Credit) for any reason remains outstanding or (B) upon the request of the Administrative Agent pursuant to Section 8.02, the Borrower shall, in each case, promptly, and in any event, no later than three (3) Business Days after receipt of such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)    If at any time that there shall exist a Defaulting Lender under the Revolving Facility, promptly upon the request of the Administrative Agent, the L/C Issuer or the Alternative Currency Fronting Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(iii)    In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit;

provided that Cash Collateral provided pursuant to this Section 2.17(a)(iii) shall be refunded to the Borrower when the Outstanding Amount of all L/C Obligations is less than 105% of the Letter of Credit Sublimit then in effect.

(iv)    The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided as required in the reasonable judgment of the Administrative Agent in order to protect against the results of exchange rate fluctuations.

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America. Each of the Borrower, and to the extent provided by any Revolving Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Lenders (including the Alternative Currency Fronting Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an aggregate amount equal to the excess of (x) the aggregate amount of such applicable Fronting Exposure and obligations, over (y) the total amount of funds or other credit support, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under or applied pursuant to any of this Section 2.17 or Sections 2.02, 2.03, 2.06, 2.18 or 8.02 in respect of Letters of Credit or Alternative Currency Risk Participations shall be held and applied to the satisfaction of the specific L/C Obligations or obligations to fund Alternative Currency Risk Participations (including, as to Cash Collateral provided by a Defaulting Lender under the Revolving Facility, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly (and in any event within two (2) Business Days), together with all interest, if any, that has accrued on such amount, following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by (x) the cure or waiver of the relevant Event of Default in respect of Cash Collateral provided pursuant to Section 8.02 and (y) the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))), (ii) as provided in Section 2.17(a)(iii) (solely to the extent described therein) or (iii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower (including any interest thereon) shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03 during the continuance of an Event of Default), and (y) the Person providing Cash Collateral and the L/C Issuer or Alternative Currency Fronting Lender, as applicable, may agree that Cash Collateral (including any interest thereon) shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definitions of “Required Class Lenders”, “Required Lenders”, “Required Revolving Lenders” and “Required Term Lenders”.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Alternative Currency Fronting Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or any Alternative Currency Risk Participation; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. Such Defaulting Lender (x) shall not be entitled to receive any facility fee on unfunded amounts pursuant to Section 2.10(a) or any Ticking Fee on unfunded amounts pursuant to Section 2.10(d) for any period during which that Lender is a Defaulting Lender except only to the extent allocable to the sum of (1) the Outstanding Amount of the Committed Revolving Loans funded by it, (2) its Applicable Percentage of the stated amount of

Letters of Credit for which it has provided (or is deemed to have provided) Cash Collateral pursuant to Section 2.03(a)(iii), Section 2.17 or Section 2.18(a)(ii), as applicable, and (3) its Alternative Currency Participant’s Share of all Revolving Loans denominated in Alternative Currencies for which it is deemed to have provided Cash Collateral pursuant to Section 2.17 or Section 2.18(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each of the L/C Issuer and the Alternative Currency Fronting Lender, as applicable, the amount of such facility fee allocable to its Fronting Exposure arising from such Defaulting Lender (solely to the extent not Cash Collateralized by the Borrower) and (B) not be required to pay the remaining amount of such facility fee or any Ticking Fee in any unfunded amounts pursuant to Section 2.10(d) that otherwise would have been required to have been paid to such Defaulting Lender during such period), and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(g).

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender under the Revolving Facility, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Alternative Currency Risk Participations pursuant to Sections 2.02 and 2.03, the “Applicable Percentage” of each non-Defaulting Lender that is a Revolving Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each such non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Alternative Currency Risk Participations shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Revolving Loans of such Lender. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and, in the case of a Defaulting Lender that is a Revolving Lender, the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the applicable Facility and, if such Lender is a Revolving Lender, funded and unfunded participations in Letters of Credit and Alternative Currency Risk Participations of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Alternative Currency Risk Participations to be held on a pro rata basis by the Lenders of the applicable Facility in accordance with their Applicable Percentages of the applicable Facility (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that subject to Section 10.20 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Borrower or the Administrative Agent shall be required by applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)    Tax Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, to the extent such Indemnified Taxes or Other Taxes are payable in respect of any payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document or otherwise with respect to any Loan Document or activities related thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and do hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof, within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower and the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to Section 3.01(e). Each Lender and the L/C Issuer hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders. (i) Each Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States:

(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine that such Lender is not subject to backup withholding or information reporting requirements; and

(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)    duly completed executed originals of IRS Form W‑8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)    duly completed executed originals of IRS Form W‑8ECI,

(iii)    duly completed executed originals of IRS Form W-8IMY and all required supporting documentation,

(iv)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W‑8BEN or W-8BEN-E, as applicable, or

(v)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)    Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)    Treatment of Certain Refunds. Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out‑of‑pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority)

to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency) or LIBOR Daily Loans, or to determine or charge interest rates based upon the Eurocurrency Rate or the LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market (each an “Affected Eurocurrency Rate Loan”), then (a) such Lender shall promptly give written notice of such circumstances to the Borrower through the Administrative Agent, which notice shall (i) in the case of any such restriction or prohibition with respect to an Alternative Currency, include such Revolving Lender’s notification that it will thenceforth be an Alternative Currency Participating Lender with respect to such Alternative Currency, and (ii) be withdrawn whenever such circumstances no longer exist, (b) the obligation of such Lender hereunder to make Affected Eurocurrency Rate Loans, continue Affected Eurocurrency Rate Loans as such and, in the case of Eurocurrency Rate Loans in Dollars and LIBOR Daily Loans, to convert a Base Rate Loan to an Affected Eurocurrency Rate Loan shall forthwith be suspended and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurocurrency Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when an Affected Eurocurrency Rate Loan denominated in Dollars is requested and to purchase Alternative Currency Risk Participations when an Affected Eurocurrency Rate Loan denominated in an Alternative Currency is requested, (c) such Lender’s Loans then outstanding as Affected Eurocurrency Rate Loans, denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, (d) such Lender’s Loans then outstanding as Affected Eurocurrency Rate Loans, if any, denominated in an Alternative Currency shall be immediately repaid by the Borrower on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such requirement of Law) together with accrued interest thereon and (e) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. If any such conversion or prepayment of an Affected Eurocurrency Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.05. Any Lender that is or becomes an Alternative Currency Participating Lender with respect to any Alternative Currency pursuant to this Section 3.02 or otherwise as provided in this Agreement shall promptly notify the Administrative Agent and the Borrower in the event that the impediment resulting in its being or becoming an Alternative Currency Participating Lender is alleviated in a manner such that it can become an Alternative Currency Funding Lender with respect to such Alternative Currency.
3.03    Inability to Determine Rates.

(a)If the Required Lenders determine for any reason in connection with any request for a Eurocurrency Rate Loan or a LIBOR Daily Loan or a conversion to or continuation thereof that

(A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or LIBOR Daily Loan, (B) (x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or for determining the LIBOR Daily Floating Rate with respect to a proposed Daily LIBOR Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(b)(i) do not apply, or (C) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or the LIBOR Daily Floating Rate with respect to a proposed LIBOR Daily Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies and LIBOR Daily Loans shall be suspended to the extent of the affected Loans or Interest Periods and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and LIBOR Daily Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing, in the case of a pending request for a Eurocurrency Rate Loan or a LIBOR Daily Loan or conversion or continuation in an Alternative Currency as to which the Required Lenders have made the determination described in clause (a) of the first sentence of this paragraph, unless revoked by the Borrower pursuant to the preceding sentence, the Borrower, the Administrative Agent and the Required Lenders may establish a mutually acceptable alternative interest rate that reflects the all-in-cost of funds to such Lenders for funding Loans in the applicable currency and amount, and with the same Interest Period as the Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this paragraph, (y) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any affected Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may mutually agree to amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBOR Successor Rate”), giving due consideration to any evolving or existing convention, together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment entered into by the Administrative Agent and the Borrower shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans and LIBOR Daily Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans, LIBOR Daily Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or LIBOR Daily Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate that is adopted in accordance herewith shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

For purposes hereof, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to (a) the definitions of Base Rate, Interest Period and/or Applicable Rate, (b) timing and frequency of determining rates and making payments of interest and (c) other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement in consultation with the Borrower).

This Section 3.03(b) shall supersede any provisions in Section 10.01 to the contrary.

3.04    Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Administrative Agent, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)    subject the Administrative Agent, any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan or LIBOR Daily Loan made by it, or change the basis of taxation of payments to the Administrative Agent, such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Administrative Agent, such Lender or the L/C Issuer); or

(iii)    impose on the Administrative Agent, any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Eurocurrency Rate Loans or LIBOR Daily Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Administrative Agent, such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent, such Lender or the L/C Issuer, the Borrower will pay to the Administrative Agent, such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered. The Borrower shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lender or such L/C Issuer and not the result of some specific reserve or similar requirement imposed on such Lender or such L/C Issuer as a result of such Lender’s or such L/C Issuer’s special circumstances.

(c)    Certificates for Reimbursement. A certificate of the Administrative Agent, a Lender or the L/C Issuer setting forth in reasonable detail the basis for and calculation of the amount or amounts necessary to compensate the Administrative Agent, such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, in detail sufficient to enable the Borrower to verify the computation thereof, shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent, such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Any amounts requested to be payable pursuant to this Section 3.04 shall be requested in good faith (and not on an arbitrary and capricious basis) and consistent with similarly situated customers of the Administrative Agent, the applicable Lender or L/C Issuer after consideration of factors as the Administrative Agent, such Lender or L/C Issuer, as the case may be, then reasonably determines to be relevant.

(d)    Delay in Requests. Failure or delay on the part of the Administrative Agent, any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Administrative Agent, such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Administrative Agent, a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Administrative Agent, such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent’s, such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan and LIBOR Daily Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans or the LIBOR Daily Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) Business Days from receipt of such notice.

(f)    The provisions set forth in Sections 3.04(a), (b) and (e) above shall not apply to the extent any increased cost is already compensated for by payment made by or on behalf of the Borrower pursuant to Section 3.01.

3.05    Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than loss of anticipated profits) incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower;

(c)    any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; or

(e)    any change in the applicable Spot Rate between the date of funding of an Alternative Currency Risk Participation pursuant to Section 2.02(f)(iii) and the date of repayment by the Borrower pursuant to Section 2.02(f)(vi).

The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing, including without limitation, any loss or expense arising from the termination of any foreign exchange contract.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for the relevant currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07    Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension.

The effectiveness of this Agreement and the obligation of the L/C Issuer and of each Lender to make its initial Credit Extension hereunder on the Closing Date, if any, are subject to satisfaction or waiver of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)    executed counterparts of this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 2.01;

(ii)    (x) a Revolving Note executed by the Borrower in favor of each Revolving Lender requesting a Revolving Note and (y) a Term Note executed by the Borrower in favor of each Term Lender requesting a Term Note;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in its state of organization and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)    favorable opinions of Skadden, Arps, Slate Meagher & Flom LLP and Ballard Spahr LLP, counsels to the Borrower, addressed to the Administrative Agent and each Lender; and

(vi)    a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Section 4.02 have been satisfied; (B) the current Debt Ratings; and (C) that, as of the date of the last financial statements delivered pursuant to the Existing Credit Agreement, the Borrower was in pro forma compliance with the financial covenants contained in Section 7.10.

(b)    Any fees required to be paid by the Borrower on or prior to the Closing Date pursuant to the Loan Documents and all expenses required to be reimbursed by the Borrower on or prior to the Closing Date pursuant to the Loan Documents shall have been paid, provided that invoices for such expenses have been presented to the Borrower a reasonable period of time (and in any event not less than one (1) Business Day) prior to the Closing Date (including, unless waived by the Administrative Agent, all reasonable, documented, out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).

(c)    (i) Upon the reasonable request of any Lender made in writing at least ten (10) Business Days prior to the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested by such Lender that satisfies all requirements of regulatory authorities applicable to such Lender and such Lender’s internal policies and procedures in connection with applicable “know your customer” and anti‑money‑laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least five (5) Business Days prior to the Closing Date and (ii) at least five (5) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall have delivered, to each Lender that so requests at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower.

(d)    The Administrative Agent’s receipt of an executed copy of a Sustainability Metric Annual Certificate from the Borrower, certifying the Sustainability Metric for the fiscal year of the Borrower ended December 31, 2018.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, (i) this Agreement and each other document to which it is a party or which it has reviewed or (ii) any other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than (x) the initial extensions of credit on the Closing Date and (y) a Committed Loan Notice requesting only a conversion of Loans to another Type, or a continuation of Eurocurrency Rate Loans or LIBOR Daily Loans) is subject to the following conditions precedent:

(a)    The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document required to be furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension (other than the representations and warranties in Section 5.05(c) and Section 5.22, which shall be made only as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)    No Default shall exist on the date of such Credit Extension, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent, the Required Revolving Lenders (in the case of any Loans (other than Negotiated Rate Loans) to be denominated in an Alternative Currency), the applicable Lenders (in the case of any Negotiated Rate Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Eurocurrency Rate Loans or LIBOR Daily Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01    Existence, Qualification and Power.

Each of the Borrower and its Subsidiaries (a) is duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed to do business and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02    Authorization; No Contravention.

The execution, delivery and performance by the Borrower of each Loan Document has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), to the extent such conflict, breach, contravention or violation, or creation of any such Lien or required payment, could not reasonably be expected to have a Material Adverse Effect.

5.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations or other actions or notices or filings which have already been completed or obtained.

5.04    Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

5.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(b)    In respect of any unaudited consolidated balance sheet of the Borrower and its Subsidiaries delivered hereunder on or after the Closing Date and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on such date, such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or as otherwise permitted pursuant to Section 1.03, (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year‑end audit adjustments and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06    Litigation.

There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a)  affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07    No Default.

No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property and Valid Leasehold Interests; Liens.

(a)    Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or valid leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09    Environmental Compliance.

There are no existing violations of Environmental Laws or claims alleging potential liability or responsibility for the violation of any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10    Insurance.

The Borrower and its Subsidiaries maintain or require the tenants or managers of their owned properties to maintain insurance that complies with the requirements set forth in Section 6.07.

5.11    Taxes.

The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, or (b) where the failure to take any of the foregoing actions could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary thereof is party to any tax sharing agreement.

5.12    ERISA Compliance.

(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any such failures to comply as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred that could reasonably be expected to prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of

ERISA; except in each case referred to in clauses (i) through (v), to the extent that any such event, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)    As of the Closing Date, the Borrower is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code or (iv) a “governmental plan” within the meaning of ERISA.

5.13    Margin Regulations; Investment Company Act; REIT Status.

(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    The Borrower is not, and is not required to be, registered as an “investment company” under the Investment Company Act of 1940.

(c)    The Borrower meets all requirements to qualify as a REIT.

5.14    Disclosure.

(a)No report, financial statement, certificate or other information furnished in writing by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as and when furnished and as modified or supplemented by other information so furnished), together with all such information previously provided and when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made (together with all such information previously provided and when taken as a whole), not materially misleading; provided, however, that it is understood that the Borrower makes no representation or warranty with respect to any general economic or specific industry information, any projections, pro forma financial information, financial estimates, forecasts and forward-looking information, except that, with respect to projected financial information concerning the Borrower and its Subsidiaries furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared. It is further understood that (i) any projected financial information furnished to the Administrative Agent or any Lender is not to be viewed as facts, is not a guarantee of future performance and is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (ii) no assurance is given by the Borrower that such projections will be realized and (iii) the actual results may differ from such projections and such differences may be material.
(b)As of the Closing Date, the information included in the Beneficial Ownership Certification delivered to the Administrative Agent and/or any Lender pursuant to Section 4.01(c), if applicable, is true and correct in all respects.

5.15    Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.16    Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing is not a representation or warranty with respect to infringement or other violation of the IP Rights of any other Person (which is addressed in the following sentence of this Section 5.16). To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person to an extent that such infringement could reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17    Use of Proceeds.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 6.11. No proceeds of the Loans hereunder will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders (or other equity owners), as appropriate, of such other Person has approved such acquisition.

5.18    Taxpayer Identification Number.

The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.19    Sanctions.

None of the Borrower, any Subsidiary of the Borrower or, to the knowledge of the chief executive officer, chief financial officer or general counsel of the Borrower, any director, officer or employee thereof is an individual or entity that is currently (i) the subject of any Sanctions or in violation of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

5.20    EEA Financial Institution.

The Borrower is not an EEA Financial Institution.

5.21    Anti-Corruption Laws.

The Borrower and its Subsidiaries (a) have conducted their businesses and, to the knowledge of the chief executive officer, chief financial officer, chief operating officer (if any) or general counsel of the Borrower, their respective directors, officers, agents and employees are, in each case, in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010,

and other similar applicable anti-money-laundering and anti-corruption legislation in other applicable jurisdictions, in any such case of the foregoing, to the extent applicable to the Borrower and its Subsidiaries (collectively, “Anti-Corruption Laws”), and (b) have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and, to the knowledge of the chief executive officer, chief financial officer, chief operating officer (if any) or general counsel of the Borrower, their respective directors, officers, agents and employees with applicable Anti-Corruption Laws and applicable Sanctions.

5.22    Solvency.

As of the Closing Date, immediately after giving effect to the initial Credit Extensions made on the Closing Date, (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each Subsidiary to:

6.01    Financial Statements.

Deliver to the Administrative Agent (for distribution to each Lender):

(a)    as soon as available, but in any event within five (5) Business Days following the date the Borrower is required to file its Form 10‑K with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b‑25 or any successor provision thereto or otherwise) (commencing with the fiscal year ending December 31, 2019), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components); and

(b)    as soon as available, but in any event within five (5) Business Days following the date the Borrower is required to file its Form 10‑Q with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b‑25 or any successor provision thereto or otherwise) (commencing with the fiscal quarter ending June 30, 2019), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and an unaudited statement of cash flow for the portion of the Borrower’s fiscal year then ended setting forth in each case in comparative form the figures for the corresponding date of the previous fiscal year or the corresponding portion of the previous fiscal year, as applicable, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer as fairly presenting the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes; and

(c)    as soon as available, but in no event later than ninety (90) days following the end of each fiscal year of the Borrower, an annual forecast for the then‑current fiscal year, prepared in a manner and in the form of the forecast provided on the Closing Date or in such other form as is reasonably acceptable to the Administrative Agent.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02    Certificates; Other Information.

Deliver to the Administrative Agent (for distribution to each Lender):

(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2019), a duly completed Compliance Certificate signed by a Responsible Officer;

(b)    promptly after any request by the Administrative Agent, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with an audit of the accounts of the Borrower;

(c)    [reserved];

(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)    promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non‑U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof, other than ordinary course or routine notices, correspondence, inquiries, examinations or audits;
(f)    promptly following any written request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation (to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has provided a Beneficial Ownership Certification to any Lender or the Administrative Agent in connection with this Agreement as required by the Beneficial Ownership Regulation); and

(g)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail), which shall notify each Lender, of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel that do not wish to receive material non‑public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non‑public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07) (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” or that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03    Notices.

Promptly following knowledge thereof by a Responsible Officer, notify the Administrative Agent (which shall notify each Lender) of:

(a)    the occurrence of any Default or Event of Default;

(b)    any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)    the information set forth in Section 6.13 at the times required therein;

(d)    any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(e)    any announcement by Moody’s, S&P or Fitch of any change or possible adverse change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04    Payment of Taxes.

Pay and discharge as the same shall become due and payable, all of its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, in each case in this Section 6.04, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05    Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and, where applicable, good standing under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.04 or 7.05, or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non‑preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties.

(a) Maintain, preserve and protect, or make contractual or other provisions to cause to maintain, preserve or protect, all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make, or make contractual or other provisions to cause to be made, all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07    Maintenance of Insurance.

Maintain, or use reasonable efforts to cause the tenants under all leases to which it is a party as landlord or the manager of its facilities to maintain insurance with respect to its owned properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (including with respect to any captive insurance subsidiary or self-insurance, a system or systems of self-insurance and reinsurance which accords with the practices of similar businesses).

6.08    Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09    Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10    Inspection Rights.

Subject to (x) rights of tenants, (y) applicable health and safety laws, and (z) except to the extent disclosure could reasonably be expected to contravene attorney client privilege or similar protection or violate any confidentiality or privacy obligation or otherwise contravene applicable law, permit representatives and independent contractors of the Administrative Agent and each Lender (in each case of a Lender, coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrower shall have the right to participate in any such discussions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, only one (1) such visit and inspection by the Administrative Agent during any calendar year shall be at the reasonable expense of the Borrower; provided further, however, that when an Event of Default exists the Administrative Agent or any Lender

(or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11    Use of Proceeds.

Use proceeds from the Committed Loans for working capital and general corporate purposes, including Investments not prohibited by Section 7.02, dividends and distributions, and acquisitions and developments and, in each case, not in contravention of any applicable Law or of any Loan Document.

6.12    REIT Status.

Operate its business at all times so as to satisfy all requirements necessary for the Borrower to qualify, and to maintain the Borrower’s qualification, as a real estate investment trust under Sections 856 through 860 of the Code. The Borrower will maintain adequate records so as to comply with all record‑keeping requirements relating to its qualification as a real estate investment trust as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the Internal Revenue Service all returns and reports required thereby.

6.13    Employee Benefits.

(a) Comply with the applicable provisions of ERISA and the Code with respect to each Plan, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent (x) within five (5) Business Days after any Responsible Officer or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates in an aggregate amount exceeding the Threshold Amount or the imposition of a Lien, a statement setting forth details as to such ERISA Event and the action, if any, that the Borrower or ERISA Affiliate proposes to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

6.14    Anti-Corruption Laws.

Conduct its businesses in compliance in all material respects with applicable Anti-Corruption Laws and maintain policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and, to the knowledge of the chief executive officer, chief financial officer, chief operating officer (if any) or general counsel of the Borrower, their respective directors, officers, agents and employees with applicable Anti-Corruption Laws.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the

Borrower shall not, nor shall it permit any Subsidiary (except Section 7.09 shall apply only to Wholly-Owned Subsidiaries) to, directly or indirectly:

7.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens securing Indebtedness permitted under Section 7.03;

(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(e)    pledges or deposits or other Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure statutory obligations, other than any Lien imposed by ERISA;

(f)    Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(g)    the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(h)    Liens on property where the Borrower or any Subsidiary is insured against such Liens by title insurance;

(i)    Liens on property acquired by the Borrower or any Subsidiary after the date hereof and which are in place at the time such properties are so acquired and not created in contemplation of such acquisition;

(j)    Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(k)    Liens securing assessment bonds, so long as the Borrower is not in default under the terms thereof;

(l)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(m)    easements, rights‑of‑way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(n)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(o)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

(p)     assignments to a reverse Section 1031 exchange trust;

(q)    licenses of intellectual property granted in the ordinary course of business;

(r)    Liens on assets of the Borrower or any Subsidiary securing obligations under Swap Contracts; and

(s)    precautionary UCC filings in respect of operating leases.

7.02    Investments.

(a)    Make or allow Investments in Development Property to exceed, in the aggregate at any one time outstanding, 35% of Enterprise Gross Asset Value.

(b)    Make or allow Investments in Joint Ventures to exceed, in the aggregate at any one time outstanding, 25% of Enterprise Gross Asset Value. For purposes of this Section 7.02(b), the Borrower’s aggregate Investment in Joint Ventures will be valued at book value as shown on the consolidated balance sheet of the Borrower, as determined in accordance with GAAP.

7.03    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except:

(a)    Indebtedness under the Loan Documents; and

(b)    other Indebtedness; provided that (i) at the time of the incurrence of such Indebtedness and immediately after giving effect thereto (including any Liens associated therewith) no Event of Default has occurred and is continuing or would result therefrom and (ii) with respect to obligations of the Borrower in respect of Swap Contracts, such Swap Contracts shall be entered into in order to manage existing or anticipated risk and not for speculative purposes.

7.04    Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom, (i) any Person may merge into the Borrower in a transaction in which the Borrower shall be the continuing or surviving Person, (ii) any Person may merge with or into, consolidate with or amalgamate with any Subsidiary (other than the Borrower) in a transaction in which the continuing or surviving Person shall be a Subsidiary, (iii) any Subsidiary may merge with or into, consolidate with or amalgamate with any Person in order to consummate an Investment permitted by Section 7.02 or a Disposition permitted by Section 7.05; (iv) any Subsidiary may merge into the Borrower or any other Subsidiary; and (v) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

7.05    Dispositions.

Make any Disposition of all or substantially all of the assets (whether now owned or hereafter acquired, including pursuant to a Delaware LLC Division) of the Borrower and its Subsidiaries, taken as a whole.

7.06    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, that, (i) the Borrower and each Subsidiary may declare or make, directly or indirectly, any Restricted Payment required to qualify and maintain the Borrower’s qualification as a real estate investment trust under Sections 856 through 860 of the Code, (ii) so long as no Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, the Borrower and each Subsidiary may declare or make, directly or indirectly, any Restricted Payment required to avoid the payment of federal or state income or excise tax, (iii) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and each Subsidiary may purchase, redeem, retire, acquire, cancel or terminate Equity Interests issued by the Borrower so long as immediately after giving effect thereto the Borrower is in compliance on a Pro Forma Basis with the requirements of Section 7.10(e), (iv) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and each Subsidiary may make any payment on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), (v) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests in such Person, (vi) any Subsidiary may at any time make Restricted Payments to the Borrower or any other Subsidiary, and (vii) the Borrower and each Subsidiary may declare or make, directly or indirectly, any Restricted Payment within sixty (60) days after the date of declaration thereof, if on the date of declaration of such payment, such payment would have been permitted pursuant to another clause of this Section 7.06 and, on the date of such payment, no Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing.

7.07    Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08    Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower (other than transactions between or among the Borrower and a Subsidiary (including any entity that becomes a Subsidiary as a result of such transaction) (or any combination thereof)), whether or not in the ordinary course of business, except (i) transactions on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s‑length transaction with a Person other than an Affiliate, (ii) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (iii) making Restricted Payments permitted by this Agreement, (iv) payments (whether in cash, securities or other property) by any non-Wholly-Owned Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of such Subsidiary, or on account of any return of capital to such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), in any such case, made to holders of Equity Interests in such Subsidiary (x) to the extent required pursuant to such Subsidiary’s Organization Documents or (y) to the extent such payment would have been permitted by Section 7.06 had it constituted a Restricted Payment, (v) other transactions expressly permitted by this Agreement, (vi) transactions with Affiliates that are Disclosed Matters (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not adverse to the interests of the Lenders in their capacities as such) and (vii) transactions in the ordinary course of business that comply with the requirements of the North American Securities Administrators Association’s Statement of Policy of Real Estate Investment Trusts.

7.09    Burdensome Agreements.

Enter into, assume or otherwise be bound, or permit any Wholly-Owned Subsidiary to enter into, assume or otherwise be bound, by any Negative Pledge other than (i) any Negative Pledge contained in an agreement entered into in connection with any Indebtedness that is permitted pursuant to Section 7.03, which Indebtedness is of a type that customarily includes a Negative Pledge; (ii) any Negative Pledge required by Law; (iii) Negative Pledges contained in (x) the agreements set forth on Schedule 7.09 or that are Disclosed Matters; (y) any agreement relating to the sale of any Subsidiary or any assets pending such sale, provided that in any such case, the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; or (z) any agreement in effect at the time any Person becomes a Wholly-Owned Subsidiary so long as such agreement was not entered into in contemplation of such Person becoming a Wholly-Owned Subsidiary and such restriction only applies to such Person and/or its assets, and (iv) customary provisions in leases, licenses and other contracts restricting the assignment thereof, in each case as such agreements, leases or other contracts may be amended from time to time and including any renewal, extension, refinancing or replacement thereof, provided that, with respect to any agreement described in clause (iii), such amendment, renewal, extension, refinancing or replacement does not contain restrictions of the type prohibited by this Section 7.09 that are, in the aggregate, more onerous in any material respect on the Borrower or any Wholly-Owned Subsidiary than the restrictions, in the aggregate, in the original agreement.

7.10    Financial Covenants.

(a)    Leverage Ratio. Permit the Leverage Ratio to be greater than 0.60 to 1.00 as of the end of any fiscal quarter. Notwithstanding the foregoing, in connection with the consummation of a Significant Acquisition, the Borrower shall be permitted to increase the maximum Leverage Ratio to 0.65 to 1.00 for any fiscal quarter in which a Significant Acquisition occurs and for the three (3) consecutive full fiscal quarters immediately thereafter; provided that, solely in the case of any increase pursuant to this sentence, in no event shall the Leverage Ratio exceed 0.65 to 1.00 as of the end of any fiscal quarter or exceed 0.60 to 1.00 for more than four (4) consecutive fiscal quarters in any consecutive five (5) fiscal quarter period.

(b)    Secured Debt Ratio. Permit the Secured Debt Ratio to be greater than 0.40 to 1.00 as of the end of any fiscal quarter.

(c)    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 as of the end of any fiscal quarter.

(d)    Unsecured Leverage Ratio. Permit the Unsecured Leverage Ratio to be greater than 0.60 to 1.00 as of the end of any fiscal quarter. Notwithstanding the foregoing, in connection with the consummation of a Significant Acquisition, the Borrower shall be permitted to increase the maximum Unsecured Leverage Ratio to 0.65 to 1.00 for any fiscal quarter in which a Significant Acquisition occurs and for the three (3) consecutive full fiscal quarters immediately thereafter; provided that, solely in the case of any increase pursuant to this sentence, in no event shall the Unsecured Leverage Ratio exceed 0.65 to 1.00 as of the end of any fiscal quarter or exceed 0.60 to 1.00 for more than four (4) consecutive fiscal quarters in any consecutive five (5) fiscal quarter period.

(e)    Consolidated Tangible Net Worth. Permit the Consolidated Tangible Net Worth to be less than $7,000,000,000 as of the end of any fiscal quarter.

7.11    Sanctions.

Directly or indirectly, use any part of the proceeds of any Credit Extension or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (except to the extent permitted for a Person required to comply with such Sanctions), or in any other manner that will result in a violation by any Person of Sanctions.

7.12    Anti-Corruption Laws.

Directly or indirectly use the proceeds of any Credit Extension for any purpose which would violate any applicable Anti-Corruption Laws.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non‑Payment. The Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Borrower or any of its Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.03(b), 6.05 (solely with respect to the Borrower) or 6.11 or Article VII and such failure continues for five (5) consecutive Business Days, or (ii) Section 6.03(a) or Section 6.03(d) and such failure continues for fifteen (15) consecutive Business Days; or

(c)    Other Defaults. The Borrower or any of its Subsidiaries fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) consecutive days (or sixty (60) consecutive days if such failure is susceptible of being remedied within sixty (60) days and the Borrower or its Subsidiaries, as applicable, are diligently proceeding to remedy such failure) after the receipt by the Borrower of written notice of such failure from the Administrative Agent; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made (or, in the case of the representations and warranties in Section 5.14(b) or any representation and warranty that is qualified by materiality, shall be incorrect in any respect when made or deemed made) and, with respect to any representation, warranty, certification or statement (other than the representations and warranties in Section 5.14(b)) not known by the Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made or deemed made is not removed within thirty (30) days after the first to occur of (i) the date upon which a Responsible Officer of the Borrower obtains knowledge thereof or (ii) receipt by the Borrower of written notice thereof from the Administrative Agent; or

(e)    Cross‑Default. (i) The Borrower or any of its Subsidiaries (x) fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Recourse Indebtedness or (y) fails to observe or perform any other agreement or condition relating to any such Material Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, with the giving of notice if required, such Material Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require the Borrower or such Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, that this clause (e) shall not apply to (1) secured Indebtedness that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is assumed or repaid in full when required under the document providing for such Indebtedness, (2) any redemption, repurchase, conversion or settlement with respect to any convertible debt security which is consummated in accordance with the terms of such convertible debt security, unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (3) any early payment requirement or unwinding or termination with respect to any Swap Contract (A) not arising out of a default by the Borrower or any Subsidiary and (B) to the extent that such Swap Termination Value owed has been paid in full by the Borrower or any of its Subsidiaries when due; or

(f)    Insolvency Proceedings, Etc. The Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undischarged, undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against the Borrower or any of its Material Subsidiaries (i) a final non-appealable judgment or order that has not been discharged, satisfied, dismissed or vacated for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent (x) not paid, fully bonded or covered by independent third‑party insurance as to which the insurer has not denied coverage or (y) for which the Borrower or applicable Material Subsidiary has not been indemnified), or (ii) any one or more non‑monetary final non-appealable judgments that have not been discharged, dismissed or vacated and that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case of clause (i) or (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations arising under the Loan Documents, ceases to be in full force and effect; or the Borrower or any of its Subsidiaries contests in writing in any manner the validity or enforceability of any material provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)    Change of Control. There occurs any Change of Control.

For purposes of clauses (f), (g), and (h) above, no Event of Default shall be deemed to have occurred with respect to a Material Group unless the type of event specified therein has occurred with respect to each Subsidiary that is a member of such Material Group.

8.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default with respect to the Borrower pursuant to Section 8.01(f) or (g) or the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between the Borrower and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between the Borrower and any Lender, or any Affiliate of a Lender and amounts owing under Treasury Management Agreements, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders), the Treasury Management Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03, 2.06(d) and/or 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01    Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise expressly set forth herein and except with respect to Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the

Administrative Agent hereunder and without any duty to account therefor to the Lenders. The foregoing provisions of this Section 9.02 shall likewise apply to the Person serving as the Alternative Currency Fronting Lender.

9.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06    Resignation of Administrative Agent.

The Administrative Agent may at any time resign as Administrative Agent upon thirty (30) days’ notice to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval (not to be unreasonably withheld or delayed) of the Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer (and subject to the approval (not to be unreasonably withheld or delayed) of the Borrower (unless an Event of Default has occurred and is continuing)), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion; provided, further that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security on behalf of the Lenders or the L/C Issuer until such time as a successor Administrative Agent is appointed hereunder) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the

Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Alternative Currency Fronting Lender, unless otherwise agreed to between the Borrower and Bank of America. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Alternative Currency Fronting Lender, (b) the retiring L/C Issuer and Alternative Currency Fronting Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents as an L/C Issuer and Alternative Currency Fronting Lender, (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and (d) the successor Alternative Currency Fronting Lender shall make arrangements with the resigning Alternative Currency Fronting Lender for the funding of all outstanding Alternative Currency Risk Participations.

9.07    Non‑Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents, Co-Documentation Agents or Senior Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding under any Debtor Relief Law relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(g) and (h), 2.10 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.01    Amendments, Etc.

Except as set forth in Section 2.15 in respect of an extension of a Maturity Date or Section 2.16 in respect of an Incremental Term Loan Amendment, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    extend the expiration date or increase the amount of any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or Event of Default is not considered an extension or increase in the Commitments of any Lender);

(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment (other than mandatory prepayments (if any) with respect to any Term Loans or Incremental Term Loans) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder (including pursuant to Section 2.06) or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that (i) only the consent of the Required Class Lenders shall be necessary to amend the definition of “Default Rate” with respect to such Class or to waive any obligation of the Borrower to pay interest at the Default Rate with respect to such Class, and (ii) only the consent of the Required Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay Letter of Credit Fees at the Default Rate;

(d)    change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)    change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or “Required Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders”, without the written consent of each Lender under the applicable Facility;

(f)    amend, modify, or waive any provision of this Agreement or any other Loan Document affecting the rights or duties of the Alternative Currency Fronting Lender under this Agreement or any other Loan Document without the written consent of such Alternative Currency Fronting Lender;

(g)    directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Required Class Lenders;

(h) only the written consent of each Revolving Lender shall be required to the extent such amendment, waiver or consent shall change any provision of Section 1.06 or the definition of “Alternative Currency” (other than the approval of any additional currency in accordance with the terms thereof); or

(i)    only the written consent of (i) the Required Term Lenders shall be required to the extent such amendment, waiver or consent shall (x) amend, waive or otherwise modify any of the conditions precedent set forth in Section 4.02 with respect to any Term Loan or (y) impose any greater restriction on the ability of any Term Lender to assign any of its rights or obligations hereunder, and (ii) the Required Revolving Lenders, and, to the extent required pursuant to clause (i) of the proviso below, the L/C Issuer, shall be required to the extent such amendment, waiver or consent shall (x) amend, waive or otherwise modify any of the conditions precedent set forth in Section 4.02 with respect to any Credit Extension under the Revolving Facility or (y) impose any greater restriction on the ability of any Revolving Lender to assign any of its rights or obligations hereunder;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) [reserved]; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) no Commitment of any Defaulting Lender may be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary herein, (x) the Administrative Agent and the Borrower may mutually agree to amend this Agreement to replace LIBOR with a LIBOR Successor Rate pursuant to Section 3.03(b) and (y) the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any other Person), amend, modify or supplement any Loan Document to correct, amend or cure any ambiguity, inconsistency, omission, mistake or defect or correct any obvious error or any error or omission of an administrative or technical nature so long as such amendment, modification or supplement does not impose additional obligations on any Lender; provided that the Administrative Agent shall promptly give the Lenders notice of, and provide to the Lenders a copy of, any such amendment, modification or supplement.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or, with respect to Revolving Lenders, the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

In addition, notwithstanding the foregoing, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Commitments or Loans of the Accepting Lenders (as defined below) to be extended, (B) modify the Applicable Rate and/or fees payable with respect to the Loans and Commitments of the Accepting Lenders, (C) modify any covenants or other provisions or add new covenants or provisions that are agreed between the Borrower, the Administrative Agent and the Accepting Lenders; provided that such modified or new covenants and provisions are applicable only during periods after the applicable Maturity Date that is in effect on the effective date of such Permitted Amendment, and (D) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (A), (B) and (C) of this paragraph (“Permitted Amendments”, and any amendment to this Agreement to implement Permitted Amendments, a “Loan Modification Agreement”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective. Permitted Amendments shall become effective only with respect to the Commitments and/or Loans of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Commitments and/or Loans as to which such Lender’s acceptance has been made. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Borrower shall also deliver such resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Commitments and Loans of the Accepting Lenders as to which such Lenders’ acceptance has been made, (2) any applicable Lender who is not an Accepting Lender may be replaced by the Borrower in accordance with Section 10.13, and (3) the Administrative Agent and the Borrower shall be permitted to make any amendments or modifications to any Loan Documents necessary to allow any borrowings, prepayments, participations in Letters of Credit and commitment reductions to be ratable across each Class of Commitments the mechanics for which may be implemented through the applicable Loan Modification Agreement and may include technical changes related to the borrowing and repayment procedures of the Lenders; provided that with the consent of the Accepting Lenders such prepayments and commitment reductions and reductions in participations in Letters of Credit may be applied on a non-ratable basis to the class of non-Accepting Lenders.

Notwithstanding anything herein to the contrary, this Agreement may be amended in connection with Incremental Term Loans, as set forth in Section 2.16(e)(iii).

10.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Administrative Agent, the L/C Issuer or Alternative Currency Fronting Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its

Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer provided pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Alternative Currency Fronting Lender may change its address, telecopier number, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier number, telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, and, in the case of Revolving Lenders, the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non‑public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.02. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower and its Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Alternative Currency Fronting Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Alternative Currency Fronting Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from enforcing payments of amounts payable to such Lender pursuant to Sections 3.01, 3.04, 3.05 and 10.04 or from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Subsidiary under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and the Arrangers (limited, in the case of legal fees, to the reasonable and documented fees, charges and disbursements of one primary counsel, and, if applicable, one local counsel in each material jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, due diligence, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (subject to the limitations set forth in clause (i) above with respect to legal fees) and (iii) all documented out‑of‑pocket expenses incurred by the Administrative Agent, any Lender, the L/C Issuer or the Alternative Currency Fronting Lender (limited, in the case of legal fees, to the reasonable and documented fees, charges and disbursements of (x) one primary counsel for the Administrative Agent (and, if reasonably required, one counsel for the Administrative Agent per specialty area and one local counsel for the Administrative Agent per applicable jurisdiction) and (y) one additional counsel for all the Lenders (and, if reasonably required, one additional counsel per specialty area and one local counsel per applicable jurisdiction), plus additional counsel for the Lenders as necessary in the event of an actual or potential conflict of interest among the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out‑of‑pocket expenses (subject to the limitations set forth above with respect to legal fees) incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub‑agent thereof), each Lender and the L/C Issuer, the Agents and their Affiliates and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees; provided that reimbursement for reasonable and documented out-of-pocket fees, charges and disbursements of additional counsel of the Indemnitees will be limited to such specialist counsel as may reasonably be required by the Indemnitees, a single firm of local counsel for the Indemnitees in each material jurisdiction and, in the event of an actual or potential conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including, without limitation, each Lender’s agreement to make Loans or the use or intended use of the proceeds thereof) or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A)(x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Parties or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith or a material breach of the obligations of such Indemnitee or any of its Related Indemnified Parties hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (B) arise out of a dispute solely among Indemnitees and not resulting from any act or omission by the Borrower or any of its Affiliates (other than any such losses, claims, damages, penalties, liabilities or related reasonable and documented out-of-pocket expenses against an Indemnitee in its capacity or in fulfilling its role as an Agent). Notwithstanding the foregoing, Section 3.01 shall be the sole remedy for any indemnification claim in respect of Taxes. The Borrower shall not, except as a result of its indemnification obligations hereunder, and nor shall any of its Related Parties have any liability for any indirect or consequential damages (as opposed to direct or actual damages) in connection with its activities related to any Facility.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub‑agent thereof), the L/C Issuer or any Related Party of any of the foregoing and without relieving the Borrower of its obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee or Related Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor (accompanied by backup documentation to the extent available).

(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer, the Alternative Currency Fronting Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment or grant of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans with respect to any Facility (including for purposes of this subsection (b), participations in L/C Obligations and in Alternative Currency Risk Participations) at the

time owing to it); provided that, in each case with respect to any Facility, any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it, in each case with respect to any Facility, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, in each case with respect to any Facility, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of a Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is in respect of (i) the Revolving Facility to a Person that is a Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund with respect to any Revolving Lender or (ii) the Term Facility to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to any Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is in respect of (i) the Revolving Facility to a Person that is a Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund with respect to any Revolving Lender or (ii) the Term Facility to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to any Lender;

(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)    [reserved]; and

(E)    the consent of the Lead Alternative Currency Fronting Lender (such consent not to be unreasonably withheld or delayed) shall be required if upon effectiveness of the applicable assignment the proposed assignee would be an Alternative Currency Participating Lender with respect to any Alternative Currency.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii)    No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (vii).

(viii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Alternative Currency Risk Participations in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver Note(s) with respect to the applicable Facility or Facilities to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the L/C Issuer and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender (or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or any of its Subsidiaries) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations and its Alternative Currency Risk Participations under the Revolving Facility) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)

to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 3.01, 3.04, 3.05, 3.06 and 10.13 and any requirements or limitations contained therein as if it were an assignee under subsection (b) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge, assign or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)    [Reserved]

(h)    Resignation as L/C Issuer or Alternative Currency Fronting Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Alternative Currency Fronting Lender. In the event of any such resignation or any other Person’s resignation as L/C Issuer or Alternative Currency Fronting Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders (with the applicable Revolving Lender’s consent) a successor L/C Issuer or Alternative Currency Fronting Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Alternative Currency Fronting Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Committed Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(b)). If the Alternative Currency Fronting Lender resigns as Alternative Currency Fronting Lender, it shall retain all the rights and obligations of the Alternative Currency Fronting Lender hereunder with respect to all Alternative Currency Risk Participations outstanding as of the effective date of its resignation as the Alternative Currency Fronting Lender and all obligations of the Borrower or any other Revolving Lender with respect thereto (including the right to require Alternative Currency Participating Lenders to fund any Alternative Currency Risk Participations therein in the manner provided in Section 2.02(f)). Upon the appointment of a successor L/C Issuer and/or Alternative Currency Fronting Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Alternative Currency Fronting Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the resigning L/C Issuer and outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, service providers and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any governmental agency or regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that the Administrative Agent, any such Lender or the L/C Issuer reasonably believes is not bound by a duty of confidentiality to the Borrower, (i) to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder (provided such rating agencies are advised of the confidential nature of such information and agree to keep such information confidential) or (j) to any Person that would qualify as an Eligible Assignee hereunder (without giving effect to the consent required under Section 10.06(b)(iii)) providing financing to the disclosing Lender, to the extent reasonably required by such Person (provided such other Persons are advised of the confidential nature of such information and agree to keep such information confidential). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08    Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender does not consent to any amendment or waiver of any provision hereof or of any other Loan Document for which its consent is required under Section 10.01 after Required Lenders or applicable Required Class Lenders have consented thereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the assignment fee specified in Section 10.06(b) shall have been paid to or waived by the Administrative Agent;

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, funded Alternative Currency Risk Participations and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)    such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER

LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, the Lenders and the other Arrangers are arm’s‑length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the

Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    USA Patriot Act Notice.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

10.18    Delivery of Signature Page.

Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a counterpart of this Agreement duly executed by such Lender.

10.19    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). All of the Borrower’s obligations under this Section 10.19 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.21    Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, and waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.22    No Novation.

(a)This Agreement amends, restates and supersedes the Existing Credit Agreement in its entirety and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the obligations evidenced thereby or provided for thereunder. Without limiting the generality of the foregoing, (i) all Existing Letters of Credit shall on the Closing Date become Letters of Credit hereunder, (ii) the “Loans” under and as defined in the Existing Credit Agreement of each applicable Departing Lender shall be repaid in full (provided that any accrued and unpaid interest and fees thereon shall be paid to such Departing Lender concurrently with payment of such interest and fees to the other applicable Lenders and such “Loans” (as defined in the Existing Credit Agreement) shall be assigned and reallocated among the remaining Lenders as set forth below), each applicable Departing Lender’s “Revolving Commitment” under the Existing Credit Agreement shall be terminated and each applicable Departing Lender shall not be a Lender hereunder, (iii) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s outstanding Loans and Commitments hereunder reflect such Lender’s pro rata share of the outstanding aggregate Loans and Commitments on the Closing Date, and (iv) all other Obligations outstanding under the Existing Credit Agreement shall on the Closing Date be Obligations under this Agreement (to the extent not repaid on the Closing Date). To the extent the Existing Credit Agreement provides that certain terms survive the termination of the Existing Credit Agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Existing Credit Agreement.
(b)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
(c)On the Closing Date, the Existing Revolving Note, if any, held by each Departing Lender shall be deemed to be cancelled. On the Closing Date, the Existing Revolving Note, if any, held by each Revolving Lender shall be deemed to be cancelled and, if such Revolving Lender has requested a Revolving Note hereunder, amended and restated by the Revolving Note delivered hereunder on or about the Closing Date (regardless of whether any Revolving Lender shall have delivered to the Borrower for cancellation the Existing Revolving Note held by it). Each Revolving Lender, whether or not requesting a Revolving Note hereunder, shall use its commercially reasonable efforts to deliver the Existing Revolving Note held by it to the Borrower for cancellation and/or amendment and restatement. All amounts owing under, and evidenced by, the Existing Revolving Notes as of the Closing Date shall continue to be outstanding hereunder (subject to such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as referred to in Section 10.22(a)(iii)), and shall from and after the Closing Date, if requested by the Revolving Lender holding such Existing Revolving Note, be evidenced by the Revolving Notes, and shall in any event be evidenced by, and governed by the terms of, this Agreement. Each Revolving Lender hereby agrees to indemnify and hold harmless the Borrower from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against the Borrower arising out of such Revolving Lender’s failure to deliver the Existing Revolving Note held by it to the Borrower for cancellation, subject to the condition that the Borrower shall not make any payment to any Person claiming to be the holder of such Existing Revolving Note unless such Revolving Lender is first notified of such claim and is given the opportunity, at such Revolving Lender’s sole cost and expense, to assert any defenses to such payment.
(d)Notwithstanding anything to the contrary herein or in the Existing Credit Agreement, each lender party to the Existing Credit Agreement hereby waives any compensation pursuant to Section 3.05 of the Existing Credit Agreement in connection with any reallocations, sales, assignments or other relevant actions in respect of any credit and loan exposure under the Existing Credit Agreement as referred to in Section 10.22(a)(iii) or any other payment or prepayment of Obligations on the Closing Date.

10.23    Lender Representations.

(a)    Each Lender (x) represents and warrants, as of the Closing Date or such later date such Person became a Lender party hereto, to, and (y) covenants, from the Closing Date or such later date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the Closing Date or such later date such Person became a Lender party hereto, to, and (y) covenants, from the Closing Date or such later date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Arrangers under this Agreement, any Loan Document or any documents related hereto or thereto).
10.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the

Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto have caused a counterpart of this Agreement to be duly executed as of the date first above written.

HCP, INC., as Borrower

By:	/s/ Peter A. Scott
Name:	Peter A. Scott
Title:	Executive Vice President and
Chief Financial Officer

Signature Page to
HCP Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, an L/C Issuer, an Alternative Currency Fronting Lender, Lead Alternative Currency Fronting Lender and a Lender

By:	/s/ Yinghua Zhang
Name:	Yinghua Zhang
Title:	Director

[LENDERS’ SIGNATURE PAGES ARE ON FILE WITH
THE ADMINISTRATIVE AGENT AND THE BORROWER]

Signature Page to
HCP Amended and Restated Credit Agreement

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage under the Revolving Facility	Term Commitment	Applicable Percentage under the Term Facility
Bank of America, N.A.	$168,181,818.18	6.727272727%	$16,818,181.82	6.727272727%
JPMorgan Chase Bank, N.A.	$168,181,818.18	6.727272727%	$16,818,181.82	6.727272727%
Wells Fargo Bank, National Association	$168,181,818.18	6.727272727%	$16,818,181.82	6.727272727%
The Bank of Nova Scotia	$145,454,545.45	5.818181818%	$14,545,454.55	5.818181818%
Barclays Bank plc	$145,454,545.45	5.818181818%	$14,545,454.55	5.818181818%
Credit Agricole Corporate and Investment Bank	$145,454,545.45	5.818181818%	$14,545,454.55	5.818181818%
Credit Suisse AG, Cayman Islands Branch	$145,454,545.45	5.818181818%	$14,545,454.55	5.818181818%
Goldman Sachs Bank USA	$145,454,545.45	5.818181818%	$14,545,454.55	5.818181818%
Mizuho Bank, Ltd.	$145,454,545.45	5.818181818%	$14,545,454.55	5.818181818%
Morgan Stanley Bank, N.A.	$145,454,545.45	5.818181818%	$14,545,454.55	5.818181818%
Royal Bank of Canada	$145,454,545.45	5.818181818%	$14,545,454.55	5.818181818%
Branch Banking & Trust Company	$104,545,454.55	4.181818182%	$10,454,545.45	4.181818182%
PNC Bank, National Association	$104,545,454.55	4.181818182%	$10,454,545.45	4.181818182%
Regions Bank	$104,545,454.55	4.181818182%	$10,454,545.45	4.181818182%
Sumitomo Mitsui Banking Corporation	$104,545,454.55	4.181818182%	$10,454,545.45	4.181818182%
TD Bank, N.A.	$84,545,454.55	3.381818182%	$10,454,545.45	4.181818182%
The Toronto-Dominion Bank, New York Branch	$20,000,000.00	0.800000000%	$0.00	0.000000000%
U.S. Bank National Association	$104,545,454.55	4.181818182%	$10,454,545.45	4.181818182%
The Bank of New York Mellon	$90,909,090.92	3.636363636%	$9,090,909.08	3.636363636%
KeyBank National Association	$68,181,818.19	2.727272727%	$6,818,181.81	2.727272727%
The Huntington National Bank	$45,454,545.45	1.818181818%	$4,545,454.55	1.818181818%
Total	$2,500,000,000.00	100.000000000%	$250,000,000.00	100.000000000%

Sch 2.01-1

SCHEDULE 2.02
ALTERNATIVE CURRENCY
PARTICIPATING LENDER1

Lender	Euro	Sterling	Yen	Canadian Dollars	Australian Dollars	Swiss Francs
Bank of America, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
JPMorgan Chase Bank, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
Wells Fargo Bank, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
Barclays Bank PLC	Yes	Yes	Yes	Yes	Yes	Yes
Morgan Stanley Bank, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
Credit Agricole Corporate and Investment Bank	Yes	Yes	Yes	Yes	Yes	Yes
Credit Suisse AG, Cayman Islands Branch	Yes	Yes	Yes	Yes	Yes	Yes
Goldman Sachs Bank USA	Yes	Yes	Yes	Yes	Yes	Yes
Mizuho Bank, Ltd.	Yes	Yes	Yes	Yes	Yes	Yes
Royal Bank of Canada	Yes	Yes	Yes	Yes	Yes	Yes
The Bank of New York Mellon	Yes	Yes	Yes	Yes	Yes	Yes
The Bank of Nova Scotia	Yes	Yes	Yes	Yes	Yes	Yes
Branch Banking & Trust Company	Yes	Yes	Yes	Yes	Yes	Yes
KeyBank National Association	Yes	Yes	Yes	Yes	Yes	Yes
PNC Bank, National Association	Yes	Yes	Yes	Yes	Yes	Yes
Regions Bank	Yes	Yes	Yes	Yes	Yes	Yes
The Huntington National Bank	Yes	Yes	Yes	Yes	Yes	Yes
U.S. Bank National Association	Yes	Yes	Yes	Yes	Yes	Yes
Sumitomo Mitsui Banking Corporation	Yes	Yes	Yes	Yes	Yes	Yes
TD Bank, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
The Toronto-Dominion Bank, New York Branch	Yes	Yes	Yes	Yes	Yes	Yes

[1] The table indicates each Lender's ability to fund in a particular currency (e.g., Bank of America, N.A. can fund each of the five currencies).

Sch 2.01-1

SCHEDULE 2.03
EXISTING LETTERS OF CREDIT

Internal Reference Number	Issuer	Account Party	Beneficiary	Currency	Amount	Issuance Date	Expiry Date
3096382	Bank of America, N.A.	HCP, INC.	THE HUNTINGTON NATIONAL BANK	USD	903,375.00	9/19/2008	7/25/2019
3096720	Bank of America, N.A.	WESTRIDGE INSURANCE COMPANY TRS, INC.	INSURANCE COMMISSIONER STATE OF HAWAII	USD	250,000.00	10/31/2008	7/25/2019
3117883	Bank of America, N.A.	S-H OPCO OLYMPIA FIELDS LLC.	THE ILLINOIS DEPARTMENT OF PUBLIC HEALTH	USD	1,380,000.00	8/24/2011	8/23/2019
3117884	Bank of America, N.A.	S-H OPCO PARK AT GOLF MILL, LLC.	THE ILLINOIS DEPARTMENT OF PUBLIC HEALTH	USD	1,220,000.00	8/24/2011	8/23/2019
3118178	Bank of America, N.A.	S-H TWENTY-ONE OPCO VENTURES LLC	AMERICAN CASUALTY CO OF READING, PENNSYLVANIA	USD	7,260,225.00	10/5/2011	9/28/2019

Sch 2.03-1

SCHEDULE 7.09
BURDENSOME AGREEMENTS
None.

Sch 7.09-1

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
HCP, Inc.
1920 Main Street, Suite 1200
Irvine, CA 92614
Attention: Legal Department and Treasurer
Telephone: 949-407-0700
Telecopier: 949-407-0800
Electronic Mail: legaldept@hcpi.com
Website Address: www.hcpi.com
U.S. Taxpayer Identification Number: 33-0091377

Sch 10.02-1

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
900 W. Trade Street, Gateway Village, 900 Building
Mail Code: NC1-026-06-04
Charlotte, NC 28255
Attention: Melanie Brichant
Telephone: 980-386-4828
Telecopier: 704-409-0550
Electronic Mail: melanie.brichant@baml.com

Bank of America, N.A.
New York, NY
Account No. (for Dollars): 1366072250600
ABA# 026009593
Attn: Credit Services
Ref: HCP, Inc.
Bank of America Canada
Account No. (for Canadian Dollars): 711465090227
Swift Address: BOFACATT
Attn: Bank of America, N.A.
Ref: HCP, Inc.
Bank of America Australia
Account No. (for Australian Dollars): 520195687018
Swift Address: BOFAAUSX
Attn: Bank of America, N.A.
Ref: HCP, Inc.

Bank of America, N.A.
Account No. (for Swiss Francs): CH6308726000095687013
Swift Address: BOFACH2X
Attn: Bank of America, N.A.
Ref: HCP, Inc.

Bank of America London
Account No. (for Euro): GB89BOFA16505095687029
Swift Address: BOFA GB22
Attn: Bank of America, N.A.
Ref: HCP, Inc.

Bank of America London
Account No. (for Sterling): GB90BOFA16505095687011
Swift Address: BOFA GB22
Attn: Bank of America, N.A.
Ref: HCP, Inc.

Sch 10.02-2

Bank of America Tokyo
Account No. (for Yen): 606495687013
Swift Address: BOFAJPJX
Attn: Bank of America, N.A.
Ref: HCP, Inc.
Other Notices as Administrative Agent:
Bank of America, N.A.
555 California Street
Mail Code: CA5-705-04-09
San Francisco, CA 94104
Attention: Liliana Claar
Telephone: 415-436-2770
Telecopier: 415-503-5003
Electronic Mail: liliana.claar@baml.com
with a copy to:
Bank of America, N.A.
100 N. Tryon Street
Mail Code:  NC1-007-17-11
Charlotte, NC 28255
Attention:  Yinghua Zhang
Telephone:  980-387-5915
Electronic Mail:  yinghua.zhang@baml.com
L/C ISSUER:
Bank of America, N.A.
Trade Operations
1 Fleet Way
PA6-580-02-30
Scranton, PA 18507
Telephone: 570-496-9621
Telecopier: 800-755-8743
Electronic Mail: Scranton_standby_lc@bankofamerica.com
JPMorgan Chase Bank, N.A.
10420 Highland Manor Dr. 4th Floor
Tampa, FL 33610
Attention: Standby LC Unit
Telephone: 800-364-1969
Telecopier: 856-294-5267
Electronic Mail:  gts.ib.standby@jpmchase.com; NA.CPG@jpmorgan.com; josemon.varghese@jpmorgan.com
With a copy to:
JPMorgan Chase Bank N.A.
Chiara Carter

Sch 10.02-3

383 Madison Avenue, Floor 24
New York, NY, 10179
Electronic Mail:  chiara.w.carter@jpmorgan.com
Wells Fargo Bank, N.A.
US Trade Services - Standby Letters of Credit
401 N. Research Pkwy
Floor 01
MAC D4004-017
Winston-Salem, NC 27101-4157
Attention: Sharon Peace
Telephone: 336-735-3245
Electronic mail: sharon.peace@wellsfargo.com

ALTERNATIVE CURRENCY FRONTING LENDER:
Bank of America, N.A.
900 W. Trade Street, Gateway Village, 900 Building
Mail Code: NC1-026-06-04
Charlotte, NC 28255
Attention: Melanie Brichant
Telephone: 980-386-4828
Telecopier: 704-409-0550
Electronic Mail: melanie.brichant@baml.com

Sch 10.02-4

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:______, ___
To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain $2,750,000,000 Amended and Restated Credit Agreement, dated as of May 23, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among HCP, INC., a Maryland corporation (the “Borrower”), the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and an Alternative Currency Fronting Lender.
The undersigned hereby requests (select one):

☐ A Borrowing of Committed Revolving Loans	☐ A conversion or continuation of Committed Revolving Loans
☐ A Borrowing of Committed Term Loans	☐ A conversion or continuation of Committed Term Loans

1.    On_________________(a Business Day).
2.    In an amount the Dollar Equivalent of which is $____________.
3.    Comprised of the following Type of Loans: [Base Rate Loans]1[Eurocurrency Rate Loans][LIBOR Daily Loans]2.
4.    For Eurocurrency Rate Loans: with an Interest Period of [one week] [[one] [two] [three] [six] [twelve][_____]3 months].
5.    In the following currency:4
The Committed Revolving Borrowing, if any, requested herein complies with the provisos to the third sentence of Section 2.01(a) of the Agreement.

HCP, INC.

By:
Name:
Title:

[1] Base Rate Loans are only available for Committed Revolving Loans and Committed Term Loans in Dollars.
2 LIBOR Daily Loans are only available for Committed Revolving Loans in Dollars.
3 An Interest Period of twelve months or less must be agreed to by all Lenders in the relevant Class.
[4] Term Loans are only available in Dollars.

Exh-A-1

EXHIBIT B
[RESERVED]

Exh-B-1

EXHIBIT C
FORM OF NEGOTIATED RATE LOAN NOTICE
Date:______, ___
To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain $2,750,000,000 Amended and Restated Credit Agreement, dated as of May 23, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among HCP, INC., a Maryland corporation (the “Borrower”), the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and an Alternative Currency Fronting Lender.
The undersigned hereby provides notice of a Negotiated Rate Loan:
1.    On___________________(a Business Day).
2.    In the amount the Dollar Equivalent of which is $___________________.
3.    In the following currency:
4.    From___________________________________(Lender(s)).1
5.    Maturing on ____________________________.2
6.    Interest Rate:___________________________.
HCP, INC.

By:
Name:
Title:

[LENDER(S)]

By:
Name:
Title:

[1] Specify the principal amount of Negotiated Rate Loans for each Lender.
[2] Such maturity date may not occur after the Revolving Maturity Date.

Exh-C-1

EXHIBIT D-1
FORM OF REVOLVING NOTE
FOR VALUE RECEIVED, the undersigned, HCP, INC., a Maryland corporation (the “Borrower”), hereby promises to pay to the order of [____] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain $2,750,000,000 Amended and Restated Credit Agreement, dated as of May 23, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and an Alternative Currency Fronting Lender.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan owed to the Lender from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All such payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Revolving Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.
Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of its Revolving Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

Exh-D-1-1

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

HCP, INC.

By:
Name:
Title:

Exh-D-1-2

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Loan Made	Currency and Amount of Revolving Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh-D-1-3

EXHIBIT D-2
FORM OF TERM NOTE
FOR VALUE RECEIVED, the undersigned, HCP, INC., a Maryland corporation (the “Borrower”), hereby promises to pay to the order of [____] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain $2,750,000,000 Amended and Restated Credit Agreement, dated as of May 23, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and an Alternative Currency Fronting Lender.
The Borrower promises to pay interest on the unpaid principal amount of each Term Loan owed to the Lender from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All such payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.
Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount, currency and maturity of its Term Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Exh-D-2-1

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

HCP, INC.

By:
Name:
Title:

Exh-D-2-2

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Currency and Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh-D-2-3

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
For the Quarter/Year ended:_______ (“Statement Date”)
To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain $2,750,000,000 Amended and Restated Credit Agreement, dated as of May 23, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among HCP, INC., a Maryland corporation (the “Borrower”), the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and an Alternative Currency Fronting Lender.
The Borrower hereby certifies as of the date hereof that the Responsible Officer executing this Compliance Certificate is the _____________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and not in an individual capacity, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above referenced Statement Date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above referenced Statement Date. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such Statement Date and their results of operations for such period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.]
-or-
[the following is a list of each such Default and its nature and status:]

Exh-E-1

3.    The financial covenant analyses and information set forth on Schedule 2 and Annex 1 attached hereto are true and accurate on and as of the Statement Date referred to thereon.
[4.    As of December 31 of the fiscal year of the Borrower ended as of the above referenced Statement Date, the Sustainability Metric was not less than the Sustainability Metric Election Threshold.
5.    The Borrower hereby elects that the Applicable Rate be based on the Sustainability Metric Pricing Grid, to be effective commencing on the date that is five (5) Business Days following the date this Compliance Certificate has been delivered to the Administrative Agent.]8

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of_________, ___.

Name:
Title:

[8] Certifications with respect to the Sustainability Metric to be included at the Borrower's election.

Exh-E-2

EXHIBIT E
For the Quarter/Year ended_____________ (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.10(a) — Leverage Ratio.

A.	Enterprise Total Indebtedness on the Statement Date:

1.	Indebtedness of Borrower and its Subsidiaries on a consolidated basis outstanding on such date: $________

2.	Borrower’s Pro Rata Share of Indebtedness of each Material Joint Venture outstanding on such date: $________

3.	Enterprise Total Indebtedness (Line I.A.1 plus Line I.A.2 (without duplication))[9]: $________

B.	Enterprise Gross Asset Value on the Statement Date:

1.	Gross Asset Value of the Borrower and its Subsidiaries on a consolidated basis: $________

2.	Borrower’s Pro Rata Share of Gross Asset Value of each Material Joint Venture: $________

3.	Enterprise Gross Asset Value on the Statement Date (Line I.B.1 + I.B.2 (without duplication)):[10] $________

C.	Leverage Ratio (Line I.A.3÷I.B.3): ____ to 1.00
Maximum Permitted as of the end of any fiscal quarter: 0.60 to 1.00

[9] For purposes of calculating the Leverage Ratio, (x) Line I.A.1. shall be reduced by the aggregate amount of (i) all unrestricted cash and cash equivalents of the Borrower and its Subsidiaries and (ii) escrow and other deposits to the extent available on such date for the repayment of any of the Indebtedness included in the calculation of Line I.A.1. up to an amount in the aggregate for this clause (x) not to exceed the aggregate amount of Indebtedness reflected in Line I.A.1. maturing in the immediately succeeding 24 months and (y) Line 1.A.2. shall be reduced by the aggregate amount of (i) all unrestricted cash and cash equivalents of each such applicable Material Joint Venture and (ii) escrow and other deposits to the extent available on such date for the repayment of any of the Indebtedness included in the calculation of Line 1.A.2. up to an amount in the aggregate for this clause (y) not to exceed the aggregate amount of Indebtedness reflected in Line 1.A.2. maturing in the immediately succeeding 24 months. Enterprise Total Indebtedness shall not include accounts payable, intracompany debt, dividends and distributions declared but not payable, security deposits, accrued liabilities or prepaid rent, each as defined in accordance with GAAP.

[10] Enterprise Gross Asset Value shall not include the aggregate amount of unrestricted cash and cash equivalents deducted in the calculation of Enterprise Total Indebtedness pursuant to the immediately preceding footnote.

Exh-E-3

Notwithstanding the foregoing, in connection with the consummation of a Significant Acquisition, the Borrower shall be permitted to increase the maximum Leverage Ratio to 0.65 to 1.00 for any fiscal quarter in which a Significant Acquisition occurs and for the three (3) consecutive full fiscal quarters immediately thereafter; provided that, solely in the case of any increase pursuant to this sentence, in no event shall the Leverage Ratio exceed 0.65 to 1.00 as of the end of any fiscal quarter or exceed 0.60 to 1.00 for more than four (4) consecutive fiscal quarters in any consecutive five (5) fiscal quarter period.

II.	Section 7.10(b) — Secured Debt Ratio.

A.	Enterprise Secured Debt outstanding on the Statement Date:[11] $________

B.	Enterprise Gross Asset Value on the Statement Date (Line I.B.3): $________

C.	Secured Debt Ratio (Line II.A ÷ II.B): [12] ____ to 1.00
Maximum Permitted as of the end of any fiscal quarter: 0.40 to 1.00

III.	Section 7.10(c) — Fixed Charge Coverage Ratio.

A.	Enterprise EBITDA for the twelve month period ending on the Statement Date (See Annex 1):

1.	EBITDA of the Borrower and its Subsidiaries on a consolidated basis (From Annex 1): $________

2.	Borrower’s Pro Rata Share of EBITDA of each Material Joint Venture (From Annex 1): $________

3.	Enterprise EBITDA (Line III.A.1 + III.A.2 (without duplication)): $________

B.	Enterprise Fixed Charges for the twelve month period ending on the Statement Date:

1.	Enterprise Interest Expense paid in cash during such period:

a.	Interest Expense of the Borrower and its Subsidiaries on a consolidated basis: $________

b.	Borrower’s Pro Rata Share of Interest Expense of each Material Joint Venture: $________

[11] Enterprise Secured Debt shall not include the Obligations under the Agreement and under the other Loan Documents solely as a result of any security interest granted to the Administrative Agent or any L/C Issuer, solely in any Cash Collateral or any account or other property, including proceeds thereof, established for the purpose of securing obligations in respect of Letters of Credit, exchange rate fluctuations or otherwise to the extent required pursuant to any of the cash collateralization provisions thereof.

[12] For purposes of calculating the Secured Debt Ratio, the aggregate amount of all unrestricted cash and cash equivalents on such date deducted from Enterprise Secured Debt pursuant to the definition of Enterprise Total Indebtedness shall exclude the aggregate amount of all unrestricted cash and cash equivalents deducted from Enterprise Unsecured Debt pursuant to the definition of Enterprise Total Indebtedness for the purpose of determining the Unsecured Leverage Ratio as of the Statement Date.

Exh-E-4

c.	Enterprise Interest Expense (Line III.B.1.a + III.B.1.b (without duplication)): $________

2.	Scheduled Principal Payments during such period: $________

a.
Regularly scheduled principal payments by the
Borrower and its Subsidiaries with respect to
Indebtedness of the Borrower and its Subsidiaries
(other than payments due at final maturity of any
tranche of Indebtedness):    $________

b.
Borrower’s Pro Rata Share of all regularly scheduled
principal payments with respect to the
Indebtedness (other than payments due at final
maturity of any tranche of Indebtedness) of
each Material Joint Venture:    $________

c.	Scheduled Principal Payments (Line III.B.2.a + III.B.2.b (without duplication)):[13] $________

3.
Cash dividends and distributions during such period in respect of preferred stock of the Borrower and its Subsidiaries (excluding
(i) redemption payments or charges in connection with the
redemption of preferred stock and (ii) amounts paid to the
Borrower or any of its Subsidiaries):    $________

4.	Enterprise Fixed Charges (Line III.B.1.c + III.B.2.c + III.B.3 (without duplication))[14]: $________

C.	Fixed Charge Coverage Ratio (Line III.A.3 ÷ Line III.B.4): ____ to 1.00
Minimum requirement as of the end of any fiscal quarter: 1.50 to 1.00

IV.	Section 7.10(d) — Unsecured Leverage Ratio.

A.	Enterprise Unsecured Debt outstanding on the Statement Date: $________

B.	Enterprise Unencumbered Asset Value on the Statement Date:

1.	Unencumbered Asset Value of the Borrower and its Subsidiaries on a consolidated basis: $________

2.	The Borrower’s Pro Rata Share of Unencumbered Asset Value of each Material Joint Venture: $________

[13] For purposes of determining Scheduled Principal Payments, Indebtedness shall not include accounts payable, intracompany debt, dividends and distributions declared but not payable, security deposits, accrued liabilities or prepaid rent, each as defined in accordance with GAAP.

[14] Enterprise Fixed Charges shall not include (i) any amounts with respect to any Intercompany Indebtedness, (ii) gains and losses from unwinding or break-funding of Swap Contracts, (iii) write-offs of unamortized deferred financing fees, (iv) prepayment fees, premiums and penalties, and (v) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Required Lenders.

Exh-E-5

3.	Enterprise Unencumbered Asset Value (Line IV.B.1 + IV.B.2 (without duplication)): $________

C.	Unsecured Leverage Ratio (Line IV.A ÷ IV.B.3): [15] ____ to 1.00
Maximum Permitted as of the end of any fiscal quarter: 0.60 to 1.00
Notwithstanding the foregoing, in connection with the consummation of a Significant Acquisition, the Borrower shall be permitted to increase the maximum Unsecured Leverage Ratio to 0.65 to 1.00 for any fiscal quarter in which a Significant Acquisition occurs and for the three (3) consecutive full fiscal quarters immediately thereafter; provided that, solely in the case of any increase pursuant to this sentence, in no event shall the Unsecured Leverage Ratio exceed 0.65 to 1.00 as of the end of any fiscal quarter or exceed 0.60 to 1.00 for more than four (4) consecutive fiscal quarters in any consecutive five (5) fiscal quarter period.

V.	Section 7.10(e) — Consolidated Tangible Net Worth.

A.	Consolidated Tangible Net Worth on the Statement Date

1.	Consolidated Shareholders’ Equity: $________

2.	Accumulated depreciation and amortization of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP: $________

3.	Consolidated Intangible Assets: $________

4.	Consolidated Tangible Net Worth (Line V.A.1 plus Line V.A.2 minus Line V.A.3): $________
Minimum required as of the end of any fiscal quarter: $7,000,000,000

VI.	[Sustainability Metric Election Threshold.
“Sustainability Metric Election Threshold” means, with respect to any fiscal year of the Borrower listed in the first column of the table set forth below, a percentage equal to the sum of the Sustainability Metric 2018 Baseline, plus the number of percentage points specified opposite such fiscal year in the table below.

Fiscal Year	Sustainability Metric Growth Percentage
2019	3.00%
2020	6.00%
2021	9.00%
2022	12.00%
2023 and thereafter	16.00%

[15] For purposes of calculating the Unsecured Leverage Ratio, the aggregate amount of all unrestricted cash and cash equivalents on such date deducted from Enterprise Unsecured Debt pursuant to the definition of Enterprise Total Indebtedness shall exclude the aggregate amount of all unrestricted cash and cash equivalents deducted from Enterprise Secured Debt pursuant to the definition of Enterprise Total Indebtedness for the purpose of determining the Secured Debt Ratio as of the Statement Date.

Exh-E-6

A.	The Sustainability Metric 2018 Baseline: _____%

B.	The Sustainability Metric Growth Percentage with respect to the most recently ended fiscal year (the “Specified Test Year”) (as set forth in the table above): _____%

C.	Sustainability Metric Election Threshold (Line VI.A + VI.B): _____%

VII.	Sustainability Metric for the Specified Test Year.

A.	The square footage of Boundary Properties that were ENERGY STAR® and/or LEED certified (or other similarly recognized rating systems) as of December 31 of the Specified Test Year: ________

B.	The total square footage of all Boundary Properties as of December 31 of the Specified Test Year: ________

C.	Sustainability Metric for the Specified Test Year (Line VII.A ÷ VII.B), expressed as a percentage: _____%

D.	Is the Sustainability Metric for the Specified Test Year (Line VII.C.) greater than the Sustainability Metric Election Threshold (Line VI.C.)? _______ (Yes/No)][16]

[16] Calculations with respect to the Sustainability Metric to be included at the Borrower’s election.

Exh-E-7

Annex 1
to the Compliance Certificate
For the Quarter/Year ended______________, _____
EBITDA of Borrower and its Subsidiaries

EBITDA of Borrower and its Subsidiaries	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
Net Income (without duplication)
+ Interest Expense of the Borrower and its Subsidiaries
+ provision for taxes on or measured by income (whether or not payable during such period)
+ depreciation and amortization expense
+ non-cash expenses
- items increasing Net Income which do not represent a cash receipt
- any addition to EBITDA under “provision for taxes on or measured by income” above taken or payable during such period to the extent added to EBITDA in any prior or future period
= EBITDA of Borrower and Subsidiaries on a consolidated basis

Annex 1-1

Borrower’s Pro Rata Share of EBITDA of Material Joint Ventures

Borrower’s Pro Rata Share of EBITDA of Material Joint Ventures	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
Net Income (without duplication)
+ Borrower’s Pro Rata Share of Interest Expense of Material Joint Ventures
+ provision for taxes on or measured by income (whether or not payable during such period)
+ depreciation and amortization expense
+ non-cash expenses
- items increasing Net Income which do not represent a cash receipt
- any addition to EBITDA under “provision for taxes on or measured by income” above taken or payable during such period to the extent added to EBITDA in any prior or future period
= Borrower’s Pro Rata Share of EBITDA of Material Joint Ventures

Annex 1-2

EXHIBIT F
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [and] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Negotiated Rate Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]], which is a [Revolving] [and] [Term] Lender

[1] For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2] For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3] Select as appropriate.
[4] Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exh-F-1

3.    Borrower:    HCP, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    $2,750,000,000 Amended and Restated Credit Agreement, dated as of May 23, 2019, among HCP, INC., a Maryland corporation (the “Borrower”), the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and an Alternative Currency Fronting Lender.

6.    Assigned Interest:

Assignor[s]	Assignee[s]	Facility/Class Assigned[5]	Aggregate Amount of Commitment / Loans for all Lenders under relevant Class/Facility[6]	Amount of Commitment / Loans Assigned under relevant Class/Facility	Percentage Assigned of Commitment/ Loans under relevant Class/Facility[7]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.
Alternative Currency (for assignments under the Revolving Facility only): Assignee [can fund the following Alternative Currencies [Euro, Sterling, Yen, Canadian Dollars and Australian Dollars]] [cannot fund any Alternative
Currency].

8.    Trade Date:    __________________]8
Effective Date:__________, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5] Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (i.e., “Revolving Loan” or “Term Loan” or “Negotiated Rate Loan”).

[6] Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under relevant Class/Facility.
8 To be completed if the relevant Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exh-F-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][9] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][10]

[HCP, INC., as the Borrower]

By:
Title:

[BANK OF AMERICA, N.A., as an L/C Issuer

By:
Title:

JPMORGAN CHASE BANK, N.A., as an L/C Issuer

By:
Title:

9 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
10 To be added only if the consent of the Borrower and/or other parties (e.g., L/C Issuer or Alternative Currency Fronting Lender) is required by the terms of the Credit Agreement.

Exh-F-3

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an L/C Issuer]

By:
Title:

[BANK OF AMERICA, N.A., as the Lead Alternative Currency Fronting Lender]

By:
Title:

Exh-F-4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.06(b)(iii), (v), (vi), (vii) and (viii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of

Annex 1-1

interest, fees or other amounts paid or payable in kind with respect to [the][the relevant] Assigned Interest from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.
THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 1-2

EXHIBIT G
FORM OF SUSTAINABILITY METRIC ANNUAL CERTIFICATE
Specified Test Year27:_______
To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain $2,750,000,000 Amended and Restated Credit Agreement, dated as of May 23, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among HCP, INC., a Maryland corporation (the “Borrower”), the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and an Alternative Currency Fronting Lender.
The Borrower hereby certifies as of the date hereof that the Responsible Officer executing this Sustainability Metric Annual Certificate is the _____________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Sustainability Metric Annual Certificate to the Administrative Agent on the behalf of the Borrower, and not in an individual capacity, and that:
1.    As of December 31 of the Specified Test Year, the Sustainability Metric was not less than the Sustainability Metric Election Threshold.
2.    The analyses and information set forth on Schedule 1 and attached hereto are true and accurate on and as of December 31 of the Specified Test Year.
3.    The Borrower hereby elects that the Applicable Rate be based on the Sustainability Metric Pricing Grid, to be effective commencing on the date that is five (5) Business Days following the date this Sustainability Metric Annual Certificate has been delivered to the Administrative Agent.
IN WITNESS WHEREOF, the undersigned has executed this Sustainability Metric Annual Certificate as of_________, ___.

Name:
Title:

27 To be the fiscal year most recently ended.

Exh G-1

EXHIBIT G
Specified Test Year28:_______
SCHEDULE 1
to the Sustainability Metric Annual Certificate

I.	Sustainability Metric Election Threshold.
“Sustainability Metric Election Threshold” means, with respect to any fiscal year of the Borrower listed in the first column of the table set forth below, a percentage equal to the sum of the Sustainability Metric 2018 Baseline, plus the number of percentage points specified opposite such fiscal year in the table below.

Fiscal Year	Sustainability Metric Growth Percentage
2019	3.00%
2020	6.00%
2021	9.00%
2022	12.00%
2023 and thereafter	16.00%

A.	The Sustainability Metric 2018 Baseline: _____%

B.	The Sustainability Metric Growth Percentage with respect to the Specified Test Year (as set forth in the table above): _____%

C.	Sustainability Metric Election Threshold (Line I.A + I.B): _____%

II.	Sustainability Metric for the Specified Test Year.

A.	The square footage of Boundary Properties that were ENERGY STAR® and/or LEED certified (or other similarly recognized rating systems) as of December 31 of the Specified Test Year: ________

B.	The total square footage of all Boundary Properties as of December 31 of the Specified Test Year: ________

C.	Sustainability Metric for the Specified Test Year (Line II.A ÷ II.B), expressed as a percentage: _____%

D.	Is the Sustainability Metric for the Specified Test Year (Line II.C.) greater than the Sustainability Metric Election Threshold (Line I.C.)? _______ (Yes/No)

28 To be the fiscal year most recently ended.

Schedule 1-1